UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a -101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.            )

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Express, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Dear Stockholder:

It is my pleasure to invite you to attend the 2013 Annual Meeting of Stockholders of Express, Inc. The meeting will be held on Thursday, June 6, 2013 at 8:30 a.m. Eastern Daylight Time, at Express’ corporate headquarters located at 1 Express Drive, in Columbus, Ohio. Registration will begin at 8:00 a.m. Eastern Daylight Time. Directions to our corporate headquarters are provided in the accompanying notice of annual meeting of stockholders and proxy statement. Should you require additional assistance in finding the location of the meeting, please contact Investor Relations by phone at 1-888-423-2421 or by email at IR@express.com.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. The accompanying notice of annual meeting of stockholders, proxy statement, and proxy are being mailed to stockholders on or about May [2], 2013.

YOUR VOTE IS VERY IMPORTANT TO US. If you are a stockholder of record, you have the choice of voting over the Internet, by telephone, or by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you hold your shares through a broker, bank, or other nominee, please follow the instructions you receive from your broker, bank, or other nominee, as applicable, to vote your shares.

On behalf of the Board of Directors, I would like to express our sincere appreciation for your ongoing support and continued interest in Express.

Very truly yours,

Michael Weiss

Chairman and Chief Executive Officer

Columbus, Ohio

May [2], 2013

Notice of 2013 Annual Meeting of Stockholders

Time and Date	8:30 a.m., Eastern Daylight Time, on Thursday, June 6, 2013

Place	Express Corporate Headquarters, 1 Express Drive, Columbus, OH 43230

Items of Business	1.	Election of directors;

	2.	Advisory vote to approve executive compensation (say-on-pay);

	3.	Advisory vote to determine the frequency of future advisory votes on executive compensation;

	4.	Approval of an amendment to the Company’s Certificate of Incorporation to remove the requirement of plurality voting for directors;

	5.	Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm; and

	6.	Such other business as may properly come before the meeting.

Record Date	Holders of record of the Company’s common stock at the close of business on April 8, 2013 are entitled to notice of and to vote at the 2013 Annual Meeting of Stockholders or any adjournment or postponement thereof.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2013 Annual Meeting of Stockholders, we urge you to vote your shares now in order to ensure the presence of a quorum.

Stockholders of record may vote:

1.	By Internet: go to www.proxyvote.com;

2.	By toll-free telephone: call 1-800-690-6903; or

3.	By mail: mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial Stockholders. If you hold your shares through a broker, bank, or other nominee, follow the voting instructions you receive from your broker, bank, or other nominee, as applicable, to vote your shares.

By Order of the Board of Directors,

Lacey J. Bundy

Senior Vice President, General Counsel and

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 6, 2013: this Notice of Annual Meeting and Proxy Statement and our 2012 Annual Report are available in the investor relations section of our website at http://www.express.com/investor. Additionally, and in accordance with the Securities and Exchange Commission (“SEC”) rules, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

Table of Contents

Proxy Statement Summary Information	1
Frequently Asked Questions about Voting and the Annual Meeting	5
Election of Directors (Proposal No. 1)	9
Corporate Governance	13
Corporate Governance Principles	13
Board Composition	13
Board Leadership Structure	13
Board Committees	14
Compensation Committee Interlocks and Insider Participation	16
Succession Planning	16
Identifying and Evaluating Director Candidates	16
Risk Oversight	17
Communications with the Board	18
Director Independence	18
Code of Conduct	19
Outside Board Memberships	19
Director Compensation	19
Executive Officers	21
Executive Compensation	23
Compensation Discussion and Analysis	23
Report of the Compensation and Governance Committee	46
Compensation Tables	46
Employment Related Agreements	52
Potential Payments upon Termination and Change in Control	56
Related Person Transactions	61
Stock Ownership Information	62
Audit Committee	65
Audit Committee Report	65
Principal Accountant Fees and Services	66
Advisory Vote to Approve Executive Compensation (Say-on-Pay) (Proposal No. 2)	67
Advisory Vote to Determine the Frequency of Future Advisory Votes on Executive Compensation (Proposal No. 3)	68
Approval of an Amendment to the Company’s Certificate of Incorporation to Remove the Requirement of Plurality Voting for Directors (Proposal No. 4)	69
Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm (Proposal No. 5)	70
Other Matters	71
Additional Information	71

Appendix A Information About Non-GAAP Financial Measures	A-1
Appendix B Proposed Amendment to the Certificate of Incorporation of Express, Inc.	B-1

Proxy Statement Summary Information

The Board of Directors (the “Board”) of Express, Inc. (the “Company”) is soliciting your proxy to vote at the Company’s 2013 Annual Meeting of Stockholders (the “Annual Meeting”), or at any postponement or adjournment of the Annual Meeting. To assist you in your review of this proxy statement, we have provided a summary of certain information relating to the items to be voted on at the Annual Meeting below. For additional information about these topics, please review this proxy statement in full and the Company’s Annual Report on Form 10-K for 2012, which was filed with the SEC on April 2, 2013 (the “Annual Report”).

Fiscal years in this proxy statement are identified according to the calendar year prior to the calendar year in which they end. For example, references to “2012,” “fiscal 2012,” “fiscal year 2012,” or similar references refer to the fiscal year ended February 2, 2013 and references to “2011,” “fiscal 2011,” “fiscal year 2011,” or similar references refer to the fiscal year ended January 28, 2012. We follow a 52/53 week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal year 2011 consisted of 52 weeks and fiscal year 2012 consisted of 53 weeks. Comparable sales for the fourth quarter and full year 2012 were calculated using the fourteen and fifty-three week periods ended February 4, 2012, respectively.

In this proxy statement, we refer to adjusted earnings per diluted share, a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Please refer to Appendix A to this proxy statement for more information on adjusted earnings per diluted share, a non-GAAP measure, and a reconciliation of adjusted earnings per diluted share information included in this proxy statement to reported earnings per diluted share, the most directly comparable GAAP measure.

Proposals to be Voted on and Voting Recommendations

Proposal		Board Voting Recommendation	Page Reference (for more detail)

Election of Directors (Proposal No. 1)	☑	FOR EACH DIRECTOR NOMINEE	9

Advisory Vote to Approve Executive Compensation (Say-on-Pay) (Proposal No. 2)	☑	FOR	67

Advisory Vote to Determine the Frequency of Future Advisory Votes on Executive Compensation (Proposal No. 3)	☑	1 YEAR	68

Approval of an Amendment to the Company’s Certificate of Incorporation to Remove the Requirement of Plurality Voting for Directors (Proposal No. 4)	☑	FOR	69

Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm (Proposal No. 5)	☑	FOR	70

Director Nominees

The following table provides summary information about our Class III director nominees. Each Class III director is elected for a three year term that will expire at the Company’s 2016 annual meeting of stockholders.

Nominee	Age	Director Since	Primary Occupation	Independent	Select Skills/Qualifications
Sona Chawla	45	2012	President of E-Commerce, Walgreen Co.	Yes	E-commerce; retail merchandising; consumer brand marketing and advertising; technology; business development and strategic planning; and leadership of complex organizations.
Theo Killion	61	2012	Chief Executive Officer and Director, Zale Corporation	Yes	Retail merchandising; business development and strategic planning; human resources, including talent identification, evaluation, and development; succession planning; risk management; and leadership of complex organizations.
Michael Weiss	71	2007	Chairman and Chief Executive Officer, Express, Inc.	No	Retail merchandising; apparel and consumer goods; consumer brand marketing and advertising; business development and strategic planning; corporate governance and board practices of other public companies; and leadership of complex organizations.

Business and Compensation Highlights

Fiscal 2012 Business Summary

We began the 2012 year optimistically, faced some challenges in our second and third quarters, and ended the year on a far more positive note. In 2012 we made significant progress with respect to three of our four growth pillars. We continued to expand our North American footprint, adding 16 net new stores. Internationally, we made progress on two fronts. We entered into two new franchise relationships while our franchisees opened eight new stores, four in the Middle East and the first four Express franchise stores in Latin America. The third pillar delivering significant growth was e-commerce, where revenues grew 32% over 2011.

Our 2012 financial results did not deliver growth that was consistent with our expectations. Net sales increased to $2.1 billion, a 4% increase over 2011; however, our operating income declined to $251.6 million, a decrease of 7% from 2011, and net income decreased by $1.4 million to $139.3 million. Our earnings per diluted share increased from $1.58 in 2011 to $1.60 in 2012, but, on an adjusted basis, earnings per diluted share declined from $1.66 in 2011 to $1.60 in 2012, or 4%. First quarter 2012 financial performance was strong, with the business generating comparable sales of +4%, but was followed by comparable sales of +1%, -5%, and +1.5% in the second, third, and fourth quarters of 2012, respectively. By the end of the fourth quarter, some of the measures we put in place to improve the trend of our business had begun to take hold. During 2013 we will remain focused on driving continued improvements in the business.

Pay For Performance

Our compensation programs are designed to link our executives’ compensation with Company performance. As a result, a meaningful portion of our executives’ compensation is incentive based. As noted above, in 2012, operating income and adjusted earnings per diluted share, which are performance measures under our compensation program, were down 7% and 4%, respectively, compared to 2011. Consistent with our pay for performance philosophy, in 2012, realizable pay for our CEO was 68% below target and decreased 78% compared to 2011, reflecting that the CEO forfeited his entire 2012 performance-based restricted stock award with a grant date fair value of $4.6 million and earned a performance-based cash incentive payment in 2012 that was 24% of target.

(1)	Total direct compensation includes base salary, short-term incentives, and long-term incentives.
(2)	Refer to “Executive Compensation—Compensation Discussion & Analysis—Pay For Performance—CEO Realizable Pay” on page 32 for additional information regarding realizable total direct compensation.
(3)	This figure is derived from the Summary Compensation Table on page 47 and is calculated by taking the total compensation amount ($9,891,330) and subtracting nonqualified deferred compensation earnings ($12,686) and all other compensation ($782,742). The remaining amount is total direct compensation ($9,095,902).

Executive Compensation Practices

What We DO:	What We DON’T DO:
☑ Pay for Performance	☒ No Special Tax Gross-ups
☑ Performance-Based Equity Awards	☒ No Pension Plans or other Post Employment Defined Benefit Plans
☑ Stock Ownership Guidelines
☑ Clawback Policy	☒ No Repricing of Underwater Stock Options or Reloads of Stock Options
☑ Independent Compensation Consultant
☑ Annual Advisory Vote on Executive Compensation	☒ No Hedging or Pledging Transactions

Governance Highlights

•     We have an independent Lead Director and each of our Board committees is made up entirely of independent directors, which provides for independent and balanced Board leadership.

•     All of our directors are independent except for Michael Weiss, our Chairman and Chief Executive Officer.

•     We added three new independent directors in 2012.

•     We added three new Compensation and Governance Committee Members in 2012.

•     Each of our directors attended at least 75% of all Board meetings and applicable committee meetings.

•     The Board is submitting a proposal to stockholders at this Annual Meeting to amend the Company’s Certificate of Incorporation to remove the requirement of plurality voting for directors (Proposal No. 4), which would allow for majority voting for directors in future uncontested elections.

•     The Board will amend its Corporate Governance Guidelines to include a director resignation policy, which would apply should a director nominee fail to receive a majority of votes in future uncontested elections.

•     The Board and each Committee conducts a comprehensive annual self-evaluation.

•     The independent directors have an opportunity to meet in executive session at each meeting and do so routinely.

•     The Board regularly reviews the CEO succession plan and reviews succession plans for other executives at least annually.

•     We have stock ownership guidelines for our executive officers and directors.

Frequently Asked Questions about Voting and the Annual Meeting

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on April 8, 2013, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the meeting.

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Eastern Daylight Time, at the Office of the Corporate Secretary located at 1 Express Drive, Columbus, OH 43230. A stockholder may examine the list for any germane purpose related to the Annual Meeting.

What are the voting rights of the holders of Express, Inc. common stock?

Holders of Express, Inc. common stock are entitled to one vote for each share held of record as of the Record Date on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.

How do I vote?

Beneficial Stockholders. If you hold your shares through a broker, bank, or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank, or other nominee, as applicable, for instructions on how to vote the shares you hold as a beneficial stockholder.

Registered Stockholders. If you hold your shares in your own name, you are a registered stockholder and may vote by proxy before the Annual Meeting via the Internet at www.proxyvote.com, by calling 1-800-690-6903 or by signing and returning the enclosed proxy card. Proxies submitted via the Internet, by telephone or by mail must be received by 11:59 p.m., Eastern Daylight Time on June 5, 2013. You may also vote at the Annual Meeting by delivering your completed proxy card in person. If you vote by telephone or via the Internet you do not need to return your proxy card.

What are “broker non-votes” and why is it so important that I submit my voting instructions for shares I hold as a beneficial stockholder?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange (“NYSE”) rules allow that firm to vote your shares only on routine matters. Proposal No. 5, the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, is the only routine matter for consideration at the Annual Meeting. For all matters other than Proposal No. 5, you must submit voting instructions to the firm that holds your shares if you want your vote to count on such matters. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

What constitutes a quorum and how will votes be counted?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of capital stock entitled to vote will constitute a quorum for purposes of the Annual Meeting. A quorum is required in order for the Company to conduct its business at the Annual Meeting. As of the Record Date, 85,357,423 shares of common stock were outstanding.

Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of establishing a quorum.

What vote is required to approve each proposal?

Proposal	Vote Required	Directors’ Recommendation

Election of directors (Proposal No. 1)	The three nominees with the highest number of votes cast will be elected (1)	FOR all nominees

Advisory vote to approve executive compensation (say-on-pay) (Proposal No. 2)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the executive compensation of our named executive officers

Advisory vote to determine the frequency of future advisory votes on executive compensation (Proposal No. 3)	The option of “1 Year,” “2 Years,” or “3 Years” that receives a majority of all the votes cast by stockholders	1 YEAR

Approval of an amendment to the Company’s Certificate of Incorporation to remove the requirement of plurality voting for directors (Proposal No. 4)	The affirmative vote of at least 66 2/3% of the voting power of all outstanding shares of common stock entitled to vote at the Annual Meeting	FOR the amendment to the Company’s Certificate of Incorporation to remove the requirement of plurality voting for directors

Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (Proposal No. 5)	The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting	FOR the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm

(1) While each Class III director will be elected by a plurality of the votes cast at the 2013 Annual Meeting in accordance with the existing provisions in the Company’s Certificate of Incorporation, if our stockholders approve the proposal to amend the Company’s Certificate of Incorporation to remove the requirement of plurality voting for directors (Proposal No. 4), then a majority vote standard will apply in future uncontested director elections as provided in the Bylaws. See page 69 for more information.

What are my choices for casting my vote on each matter to be voted on?

Proposal	Voting Options	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes

Election of directors (Proposal No. 1)	FOR or WITHHOLD (for each director nominee)	Not applicable	No	No effect

Advisory vote to approve executive compensation (say-on-pay) (Proposal No. 2)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

Advisory vote to determine the frequency of future advisory votes on executive compensation (Proposal No. 3)	“1 YEAR,” “2 YEARS,” or “3 YEARS”	No effect	No	No effect

Approval of an amendment to the Company’s Certificate of Incorporation to remove the requirement of plurality voting for directors (Proposal No. 4)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	Treated as a vote AGAINST the proposal

Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm (Proposal No. 5)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable

Unless you give other instructions when you vote, the persons named as proxies, Michael A. Weiss and Lacey J. Bundy, will vote in accordance with the Board’s recommendations. We do not expect any other business to properly come before the Annual Meeting; however, if any other business should properly come before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

May I change or revoke my vote?

Beneficial Stockholders. Beneficial stockholders should contact their broker, bank, or other nominee for instructions on how to change their vote.

Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:

•	delivering written notice of revocation to the Corporate Secretary at our corporate headquarters at 1 Express Drive, Columbus, OH 43230;

•	submitting another proxy that is dated later than the original proxy (including a proxy submitted via telephone or Internet); or

•	voting in person at the Annual Meeting.

Can I attend the Annual Meeting?

Subject to space availability, all stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. Eastern Daylight Time. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport, and will need to check in at the registration desk prior to entering the Annual Meeting. Cameras, cell phones, recording devices, and other electronic devices will not be permitted at the Annual Meeting other than those operated by the Company or its designees. All bags, briefcases, and packages will be subject to search.

Please also note that if you are a beneficial stockholder (that is, you hold your shares through a broker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to present at the registration desk.

Election of Directors (Proposal No. 1)

The Board currently consists of seven members and is divided into three classes of directors, with two Class I directors, two Class II directors and three Class III directors. The current term of our Class III directors expires at the Annual Meeting, while the terms for Class I and Class II directors will expire at our 2014 and 2015 annual meetings of stockholders, respectively. Upon recommendation by the Compensation and Governance Committee of the Board, the Board has nominated three directors for election as Class III directors. If elected, each nominee will serve for a three year term expiring at the 2016 annual meeting of stockholders. Each director will hold office until his or her respective successor has been duly elected and qualified or until the director’s earlier resignation or removal.

Each of the nominees currently serves as a director of the Company. Michael Weiss has served on the Board and as Chief Executive Officer of Express since 2007. Sona Chawla and Theo Killion joined our Board in 2012 after having been identified to our Compensation and Governance Committee by a third-party search firm. Each of the nominees has consented to serve if elected. If any nominee becomes unavailable to serve as a director, the Board may either designate a substitute nominee or reduce the number of directors. If the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

Set forth below is information with respect to the Class III director nominees and our continuing Class I and Class II directors, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes, or skills that led to the conclusion that they are qualified to serve as directors, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service on the Board, and their ages as of the Record Date. The Compensation and Governance Committee believes that as a group, the Class I and Class II directors, together with the nominees to serve as Class III directors, possess the right diversity of backgrounds, skills, experiences, and perspectives to constitute an effective Board.

Nominees for Class III Directors for Election at the 2013 Annual Meeting

Sona Chawla

Age 45	Ms. Chawla has served as a member of our Board of Directors since August 2012. Ms. Chawla is President of E-Commerce of Walgreen Co., a position she has held since January 2011. Prior to that, she was Senior Vice President of E-Commerce of Walgreen Co. from July 2008 to January 2011. Prior to that, Ms. Chawla served as Vice President, Global Online Business of Dell, Inc. from December 2006 to May 2008. From 2000 to 2006, Ms. Chawla held a number of positions with Wells Fargo, including Executive Vice President of Online Sales, Service and Marketing. From 1999 to 2000, Ms. Chawla was a Senior Manager at Andersen Consulting (now Accenture). Ms. Chawla also worked at Mitchell Madison Group from 1994 to1999. As a result of these and other professional experiences, Ms. Chawla possesses particular knowledge and experience in e-commerce; retail merchandising; consumer brand marketing and advertising; technology; business development and strategic planning; and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

Ms. Chawla is a member of the Compensation and Governance Committee.

Theo Killion

Age 61	Mr. Killion has served as a member of our Board of Directors since April 2012. Mr. Killion is Chief Executive Officer of Zale Corporation, a position he has held since September 2010. He has also served as a director of Zale Corporation since September 2010. Prior to that, Mr. Killion served in a variety of other positions with Zale Corporation, including President from August 2008 to September 2010, Interim Chief Executive Officer from January 2010 to September 2010 and Executive Vice President of Human Resources, Legal and Corporate Strategy from January 2008 to August 2008. From May 2006 to January 2008, Mr. Killion was employed with the executive recruiting firm Berglass+Associates, focusing on companies in the retail, consumer goods, and fashion industries. From April 2004 through April 2006, Mr. Killion served as Executive Vice President of Human Resources at Tommy Hilfiger. From 1996 to 2004, Mr. Killion served in various management positions with Limited Brands. As a result of these and other professional experiences, Mr. Killion possesses particular knowledge and experience in retail merchandising; business development and strategic planning; human resources, including talent identification, evaluation and development; succession planning; risk management; and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

Mr. Killion is a member of the Compensation and Governance Committee.

Michael Weiss

Age 71	Mr. Weiss has served as our Chief Executive Officer and as a member of our Board of Directors since returning to Express in July 2007. In November 2011 he was appointed Chairman of the Board. From 2004 to July 2007, Mr. Weiss was retired, but he returned to Express in 2007 when it was acquired from Limited Brands by investment funds managed by Golden Gate Private Equity, Inc. Mr. Weiss previously served as President and Chief Executive Officer of Express from 1997 to 2004. Prior to that, he served as Vice Chairman of Limited Brands from 1993 to 1997. He served as President of Express from 1982 to 1993 and prior to that served with Express when it was founded in 1980, starting as a merchandise manager for what was then an eight store experimental division of Limited Brands. Mr. Weiss previously served as a director of Borders Group, Inc., Chico’s FAS, Inc., Pacific Sunwear of California Inc., and Collective Brands, Inc. As a result of these and other professional experiences, Mr. Weiss possesses particular knowledge and experience in retail merchandising; apparel and consumer goods; consumer brand marketing and advertising; business development and strategic planning; corporate governance and board practices of other public companies; and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS.

Class I Directors With Terms Continuing Until the 2014 Annual Meeting

Michael G. Archbold

Age 52	Mr. Archbold has served as a member of our Board of Directors since January 2011. Mr. Archbold is Chief Executive Officer of Talbots, a position he has held since August 2012. Mr. Archbold served as President and Chief Operating Officer of Vitamin Shoppe, Inc. from April 2011 until June 2012 and prior to that as its Executive Vice President, Chief Operating Officer, and Chief Financial Officer since April 2007. Mr. Archbold served as Executive Vice President / Chief Financial and Administrative Officer of Saks Fifth Avenue from 2005 to 2007. From 2002 to 2005 he served as Chief Financial Officer for AutoZone, originally as Senior Vice President, and later as Executive Vice President. Mr. Archbold is an inactive Certified Public Accountant, and has 20 years of financial experience in the retail industry. Mr. Archbold previously served as a director of Borders Group, Inc. As a result of these and other professional experiences, Mr. Archbold possesses particular knowledge and experience in accounting, finance, and capital structure; risk management; retail merchandising; business development and strategic planning; corporate governance and board practices of other public companies; and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

Mr. Archbold is a member of the Audit Committee.

Peter Swinburn

Age 60	Mr. Swinburn has served as a member of our Board of Directors since February 2012. Mr. Swinburn has served as Chief Executive Officer and President of Molson Coors Brewing Company since July 2008. He has also served as a director of Miller Coors Brewing Company. Prior to his current appointment he was Chief Executive Officer of Coors (US) and from 2005 to October 2007, Mr. Swinburn served as President and Chief Executive Officer of Molson Coors Brewing Company (UK) Limited. Prior to that, he served as President and Chief Executive Officer of Coors Brewing Worldwide and Chief Operating Officer of Molson Coors Brewing Company (UK) Limited following the Molson Coors Brewing Company’s acquisition of Molson Coors Brewing Company (UK) Limited in 2002 until 2003. As a result of these and other professional experiences, Mr. Swinburn possesses particular knowledge and experience in business development and strategic planning; consumer brand marketing and advertising; international operations; finance and capital structure; corporate governance and board practices of other public companies; and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

Mr. Swinburn is a member of the Compensation and Governance Committee.

Class II Directors With Terms Continuing Until the 2015 Annual Meeting

Michael F. Devine, III

Age 54	Mr. Devine has served as a member of our Board of Directors since May 2010. Mr. Devine was appointed Senior Vice President and Chief Financial Officer of Coach in December 2001 and Executive Vice President in August 2007, a role he held until he retired in August 2011. Prior to joining Coach, Mr. Devine served as Chief Financial Officer and Vice President—Finance of Mothers Work, Inc. (now known as Destination Maternity Corporation) from February 2000 until November 2001. From 1997 to 2000, Mr. Devine was Chief Financial Officer of Strategic Distribution, Inc. Mr. Devine was Chief Financial Officer at Industrial System Associates, Inc. from 1995 to 1997, and for the six years prior to that he was the Director of Finance and Distribution for McMaster-Carr Supply Co. He also serves as a member of the Board of Directors of Deckers, Inc., Five Below, Inc., Talbots, and Sur La Table. As a result of these and other professional experiences, Mr. Devine possesses particular knowledge and experience in accounting, finance, and capital structure; risk management; retail merchandising; business development and strategic planning; corporate governance and board practices of other public companies; and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

Mr. Devine is Chair of the Audit Committee.

Mylle H. Mangum

Age 64	Ms. Mangum has served as a member of our Board of Directors since August 2010. Ms. Mangum is the Chief Executive Officer of IBT Enterprises, LLC (formerly International Banking Technologies), a position she has held since since October 2003, and is also Chairman and CEO of IBT Holdings, a position she has held since July 2007. Prior to that, Ms. Mangum served as Chief Executive Officer of True Marketing Services, LLC since July 2002. She served as Chief Executive Officer of MMS Incentives, Inc. from 1999 to 2002. From 1997 to 1999 she served as President-Global Payment Systems and Senior Vice President-Expense Management and Strategic Planning for Carlson Wagonlit Travel, Inc. From 1992 to 1997 she served as Executive Vice President-Strategic Management for Holiday Inn Worldwide. Ms. Mangum was previously employed with BellSouth Corporation as Director-Corporate Planning and Development from 1986 to 1992 and President of BellSouth International from 1985 to 1986. Prior to that, she was with the General Electric Company. Ms. Mangum previously served as a Director of Emageon, Inc., Scientific- Atlanta, Inc., Respironics, Inc., and Collective Brands, Inc. Ms. Mangum currently serves as a director of PRGX Global, Inc., Barnes Group Inc., and Haverty Furniture Companies, Inc. As a result of these and other professional experiences, Ms. Mangum possesses particular knowledge and experience in retail merchandising; consumer brand marketing and advertising; business development and strategic planning; supply chain and logistics; international and franchise operations; accounting, finance, and capital structure; corporate governance and board practices of other public companies; and leadership of complex organizations that strengthen the Board’s collective qualifications, skills, and experience.

Ms. Mangum is Lead Director, Chair of the Compensation and Governance Committee, and a member of the Audit Committee.

Corporate Governance

Corporate Governance Principles

The Board has adopted policies and procedures to ensure effective governance of Express. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of the Audit Committee and Compensation and Governance Committee of the Board and our Code of Conduct may be viewed in the investor relations section of our website at www.express.com/investor. We will also provide any of the foregoing information in print without charge upon written request delivered to the Office of the Corporate Secretary, 1 Express Drive, Columbus, OH 43230.

The Compensation and Governance Committee reviews our Corporate Governance Guidelines from time to time as necessary, but no less than annually, and may propose modifications to the principles and other key governance practices from time to time for adoption by the Board.

Board Composition

The Board is responsible for overseeing the affairs of the Company. The Board held five meetings during 2012. Each director attended at least 75% of Board meetings held during the year, as well as at least 75% of meetings of the committees on which he or she served during 2012. Directors are expected to attend our annual meeting of stockholders. All of our current directors attended the 2012 annual meeting of stockholders, except Ms. Chawla who joined the Board after the meeting was held and Mr. Swinburn, who had a previously scheduled commitment prior to his appointment to the Board.

The Board is divided into three classes. Each director serves a three-year term, and one class is elected at each year’s annual meeting of stockholders. Messrs. Archbold and Swinburn are Class I directors with terms expiring at our 2014 annual meeting of stockholders. Mr. Devine and Ms. Mangum are Class II directors with terms expiring at our 2015 annual meeting of stockholders. Messrs. Killion and Weiss and Ms. Chawla are Class III directors with terms expiring at the 2013 Annual Meeting. Messrs. Killion and Weiss and Ms. Chawla have been nominated to serve as Class III directors for three year terms expiring at our 2016 annual meeting of stockholders. Any additional directorships resulting from an increase in the size of the Board will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Our certificate of incorporation provides that, subject to any rights applicable to any then-outstanding preferred stock, the Board shall consist of such number of directors as is determined from time to time by resolution adopted by a majority of the total number of authorized directors, whether or not there are any vacancies in previously authorized directorships. The Board currently consists of seven directors. Subject to any rights applicable to any then-outstanding preferred stock, any vacancies resulting from an increase in the size of the Board or otherwise must be filled by the directors then in office unless otherwise required by law or by a resolution passed by the Board. The term of office for each director will be until his or her successor is elected at an annual meeting of stockholders or his or her death, resignation or removal, whichever is earliest to occur.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the roles of Chairman of the Board (the “Chairman”) and Chief Executive Officer may be separated or combined. The Board exercises its discretion in combining or separating these positions as it deems appropriate. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process. In the event that the Chairman and Chief Executive roles are combined, the Board believes that it is beneficial for the independent directors to appoint an independent Lead Director.

Michael Weiss currently serves as Chairman and Chief Executive Officer. The Board believes that combining the roles of Chairman and Chief Executive Officer is currently the most effective leadership structure for the Company for many reasons, including: (1) Mr. Weiss, in his dual role, brings a uniform vision to all aspects of the Company’s business; (2) a combined Chairman and CEO structure provides the Company with a single leader demonstrating clearer accountability to our stockholders; (3) the structure enhances transparency between management and the Board; and (4) Mr. Weiss has extensive knowledge of all aspects of our business, operations, and risks, which gives him the insight necessary to combine the responsibilities of strategic development and execution along with management of day-to-day operations.

The independent directors of the Board have elected Mylle Mangum to serve as Lead Director. The Lead Director serves in a variety of roles, including: (1) reviewing and approving Board and committee agendas and schedules to confirm that appropriate topics are reviewed and sufficient time is allocated to each; (2) providing input to the Chairman with respect to the information provided to the Board; (3) serving as liaison between the independent directors and the Chairman; (4) presiding at the executive sessions of independent directors and at all other meetings of the Board at which the Chairman is not present; (5) calling an executive session of independent directors at any time, consistent with the Corporate Governance Guidelines; (6) facilitating communications and coordination of activities among the committees and other directors as appropriate; (7) approving and coordinating the retention of advisors and consultants to the Board; and (8) such other responsibilities as the independent directors may designate from time to time.

The independent directors are given an opportunity to meet in an executive session at each Board meeting, and each of the standing board committees is comprised solely of independent directors.

The Board conducts a comprehensive annual self-evaluation to determine whether it and its committees are functioning effectively. Our Corporate Governance Guidelines provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Express, like many other U.S. companies, is well-served by this flexible leadership structure.

Board Committees

The Board currently has an Audit Committee and a Compensation and Governance Committee. The composition, duties, and responsibilities of these committees are shown below. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities. The committees report to the Board as they deem appropriate, and as the Board may request. Each committee operates under a charter that has been approved by the Board.

Board Member	Audit Committee	Compensation and Governance Committee

Michael Archbold	X

Sona Chawla		X

Michael F. Devine, III	▲

Theo Killion		X

Mylle H. Mangum	X	▲

Peter Swinburn		X

Michael A. Weiss

▲ Chair of the committee

Audit Committee

The Audit Committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual financial statements that the Company files with the SEC; (6) reviewing and monitoring the Company’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (8) reviewing and approving related person transactions; and (9) assisting the Board in its oversight of the Company’s risk management program, including regularly reviewing the Company’s risk portfolio and the steps management has taken to monitor and control such risks.

The Audit Committee also prepares the Audit Committee Report that SEC rules require to be included in our annual proxy statement. This report is on page 65 of this proxy statement.

The Board has affirmatively determined that each of our Audit Committee members, Messrs. Devine and Archbold and Ms. Mangum, meets the definition of “independent director” for purposes of serving on the Audit Committee under both Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE rules. In addition, the Board determined that Messrs. Devine and Archbold, and Ms. Mangum each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee met eight times in 2012.

Compensation and Governance Committee

The Compensation and Governance Committee is responsible for, among other matters: (1) reviewing and approving key employee compensation goals, policies, plans and programs; (2) reviewing and approving corporate goals and objectives relevant to Chief Executive Officer compensation and evaluating the Chief Executive Officer’s performance in light of these goals and objectives; (3) reviewing and approving, in consultation with or with the approval of the independent directors of the Board, compensation arrangements for the Chief Executive Officer; (4) overseeing the overall performance evaluation process for the Chief Executive Officer; (5) reviewing the performance of and approving compensation arrangements for executive officers other than the Chief Executive Officer; (6) reviewing and approving employment agreements and other similar arrangements between the Company and its executive officers; (7) reviewing and recommending to the independent directors compensation arrangements for the directors; (8) administration of stock plans and other incentive compensation plans; (9) reviewing the Company’s compensation objectives to ensure they are appropriate and do not incentivize unnecessary and excessive risk taking; (10) identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board; (11) reviewing stockholder proposals and making recommendations to the Board regarding proposals; (12) overseeing the self-evaluation process for the Board and its committees; (13) overseeing the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; (14) identifying best practices and recommending corporate governance principles; and (15) developing and recommending to the Board a set of corporate governance guidelines and principles applicable to the Company.

The Compensation and Governance Committee also prepares the Report of the Compensation and Governance Committee that SEC rules require to be included in our annual proxy statement. This report is on page 46 of this proxy statement.

The Board has affirmatively determined that each of our Compensation and Governance Committee members, Ms. Mangum, Ms. Chawla, and Messrs. Killion and Swinburn, meets the definition of “independent director” for purposes of serving on the Compensation and Governance Committee under the NYSE rules.

The Compensation and Governance Committee met six times in 2012.

Compensation Committee Interlocks and Insider Participation

Our Compensation and Governance Committee consists of Ms. Mangum, Ms. Chawla, and Messrs. Killion and Swinburn.

No interlocking relationships exist between the members of the Board or Compensation and Governance Committee and the board of directors or compensation committee of any other company. However, Ms. Mangum and Mr. Weiss served together on the Board of Directors of Collective Brands, Inc., as well as its Compensation, Nominating and Governance Committee until October of 2012.

Succession Planning

The full Board has the primary responsibility for reviewing the performance of the Chief Executive Officer and the succession plan for this position. The Company has a succession plan for the Chief Executive Officer position and the Board regularly reviews and discusses the plan throughout the year. The Board reviews the performance of the Company’s other executive officers and key contributors and the succession plans for each at least annually.

Identifying and Evaluating Director Candidates

The Compensation and Governance Committee is responsible for identifying, recruiting, and recommending candidates for the Board and is responsible for reviewing and evaluating any candidates recommended by stockholders. The Compensation and Governance Committee is responsible for developing the criteria for, and reviewing periodically with the Board, the requisite skills and characteristics of nominees, as well as the composition of the Board as a whole. These criteria include independence, diversity, age, skills, and experience in the context of the needs of the Board. The Compensation and Governance Committee considers a combination of factors for each nominee, including the nominee’s ability to represent all stockholders without a conflict of interest; the nominee’s ability to work in and promote a productive environment; whether the nominee has sufficient time and willingness to fulfill the substantial duties and responsibilities of a director; whether the nominee has demonstrated the high level of character and integrity that we expect; whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to complex issues encountered by a publicly-traded company; and the nominee’s ability to apply sound and independent business judgment.

As a nationally recognized specialty retailer, we believe experience, qualifications, or skills in the following areas are most important: (1) retail merchandising; (2) apparel and consumer goods; (3) consumer brand marketing and advertising; (4) business development and strategic planning; (5) accounting, finance, and capital structure; (6) human resources, including talent identification, evaluation, and development; (7) supply chain and logistics; (8) technology; (9) leadership of complex organizations; (10) succession planning; (11) corporate governance and board practices of other public companies; (12) e-commerce; (13) risk management; and (14) international and franchise operations. The Board believes that diversity of Board members is important and considers background, experience, skills, race, gender, and national origin when considering diversity.

Our Bylaws contain a procedure allowing for the nomination by stockholders of proposed directors. See “Additional Information—Stockholder Proposals for Inclusion in the 2014 Annual Meeting Proxy Statement” and “—Other Stockholder Proposals” for information as to how a stockholder can nominate a director candidate. The Compensation and Governance Committee considers all director candidates, including candidates proposed by stockholders in accordance with our Bylaws, based on the same criteria.

The Compensation and Governance Committee may engage third-party search firms to identify potential director nominees. The Compensation and Governance Committee engaged a third party search firm in 2012 to identify and pre-qualify independent board members which resulted in the appointments of Ms. Chawla and Messrs. Killion and Swinburn.

Risk Oversight

The Board, with the assistance of the Audit Committee and the Compensation and Governance Committee, oversees our enterprise risk management (“ERM”) program, which is a program designed to enable effective and efficient identification and management of critical enterprise risks and to facilitate the incorporation of risk considerations into decision making. The ERM program was established to clearly define risk management roles and responsibilities, bring together senior management to discuss risk, promote visibility and constructive dialogue around risk at the senior management and Board levels, and facilitate and drive appropriate risk response strategies. Under the ERM program, management develops a holistic portfolio of enterprise risks. Management then develops risk response plans for risks categorized as needing management focus and response and monitors other identified risk focus areas. Management provides regular reports on the risk portfolio and risk response and monitoring efforts to the Audit Committee.

The Audit Committee oversees management’s implementation of the ERM program, including regularly evaluating our enterprise risk portfolio, management’s approach to identifying risks, and steps management has taken to manage and monitor enterprise risks. The Compensation and Governance Committee is responsible for risk oversight as it relates to our compensation policies and practices and governance structure and processes.

The Board is kept informed of the committees’ risk oversight and related activities primarily through reports of the committee chairs to the full Board and also receives a comprehensive report from management on the ERM program at least annually. In addition, the Audit Committee escalates issues relating to risk oversight to the full Board as appropriate to ensure that the Board is appropriately informed of developments that could affect our risk profile or other aspects of our business. The Board also considers specific risk topics in connection with strategic planning and other matters.

Analysis of Risk in Our Compensation Program

The Compensation and Governance Committee evaluates the risks of our compensation program as part of its responsibilities. The compensation program is intended to discourage excessive risk-taking by executives and employees to obtain short-term benefits that may be harmful to the Company and our stockholders in the long-term. We believe that the following elements of the program discourage excessive risk taking:

•

Short-Term/Long-Term Incentive Mix. The mix between short-term cash incentives and long-term equity-based incentives discourages executives and employees from maximizing short-term performance at the expense of long-term performance.

•

Long-Term Incentive Mix. We grant a mixture of long-term equity-based incentives, including stock options, restricted stock, and restricted stock units, because stock options alone may lead to increased risk-taking and restricted stock and restricted stock units alone may discourage employees from taking appropriate risks. Furthermore, our equity-based incentives have multi-year vesting and some have performance-based vesting. Our long-term incentive awards are designed to incentivize long-term stockholder value creation and to encourage retention. In the case of performance-based share awards, the number of shares that may be earned is capped at a maximum number.

•

Short-Term Cash-Incentive Plan Design. In order to discourage risk taking, our short-term cash incentive plan allows for a graduated payout instead of a win or lose payout structure. The plan has a minimum performance threshold below which no payout is earned and a maximum above which no additional payout is earned. In addition, a prorated payout may be earned based on achievement between threshold and target or achievement between target and maximum.

•

Multiple Performance Measures. Our short-term cash-incentive plan has a performance target based on operating income and our performance based equity awards have performance targets based on earnings per share. The varied performance measures are designed to discourage participants from focusing on achievement of one performance measure at the expense of another.

•

Stock Ownership Guidelines and Holding Requirements. We use meaningful stock ownership guidelines to align our directors’ and executive officers’ interests with our stockholders’ interests and ultimately focus our executives on attaining long-term stockholder returns.

•

Clawback and Anti-Hedging Policies. Our clawback policy allows us to recapture any incentive compensation paid in the event of a restatement of our financial statements, which discourages inappropriate risk-taking behavior. Our anti-hedging policies further align our executives’ and employees’ interests with those of our stockholders.

Communications with the Board

Stockholders and other interested parties may contact an individual director, including the Lead Director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, at the following address: Corporate Secretary, Express, Inc., 1 Express Drive, Columbus, OH 43230 Attn: Board of Directors. Any correspondence should clearly indicate whether the correspondence is intended for an individual director, the Board as a group, or a specified committee or group of directors.

All such reports or correspondence will be forwarded to the appropriate director or group of directors as indicated on the correspondence unless the correspondence is of a trivial nature, irrelevant to the Board’s responsibilities or already addressed by the Board. A report will be made to the Audit Committee of all communications to the Board, and all such correspondence is made available to all directors.

Director Independence

The Board has reviewed the relationships each director has with the Company and has determined that all of our directors except for Mr. Weiss are “independent directors” under NYSE listing standards and have either no relationships with us (other than as a director and stockholder) or only immaterial relationships with us. Mr. Weiss is not independent because of his position as our Chief Executive Officer.

Code of Conduct

We expect our directors, officers, and employees to act ethically at all times and to adhere to the policies comprising our Code of Conduct. Stockholders may access a copy of our Code of Conduct in the investor relations section of our website at www.express.com/investor. We will promptly disclose any waivers of our Code of Conduct involving our directors or executive officers. We intend to satisfy any disclosure requirements regarding any amendment or waiver of our Code of Conduct by posting the information on the “Corporate Governance” page of the Company’s website which can be found at www.express.com/investor.

Outside Board Memberships

Our Corporate Governance Guidelines provide that directors should not serve on more than four other public company boards. Directors are expected to advise the Chairman in advance of accepting an invitation to serve on another public company board or for-profit private company board and before accepting an assignment to any other public company’s audit or compensation committee. No director may serve as a director, officer, or employee of a competitor of ours.

Director Compensation

Overview

Independent non-employee directors receive compensation for Board service, which is designed to fairly compensate them for their time and effort and align their interests with the long-term interests of our stockholders. Employee directors receive no compensation for Board service. The Compensation and Governance Committee, together with its independent compensation consultant, periodically review the form and amount of director compensation and propose any changes to the Board. As part of its review, the Compensation and Governance Committee considers how the Company’s director compensation program compares to the programs at the peer companies we consider in the executive compensation setting process. See “Executive Compensation—Compensation Discussion and Analysis—How We Determine Executive Compensation—The Role of Peer Companies and Benchmarking” beginning on page 33 for more information. The Compensation and Governance Committee believes that director compensation should be competitive with the market and geared towards attracting and retaining highly-qualified independent professionals to oversee the Company and represent the interests of the Company’s stockholders.

Eligible non-employee directors are paid an annual retainer of $100,000. Each director who serves on a committee of the Board is entitled to a $10,000 annual retainer for each committee on which such director serves. In addition, the Chair of the Audit Committee is entitled to an additional annual retainer of $15,000, the Chair of the Compensation and Governance Committee is entitled to an additional annual retainer of $10,000, and the Lead Director is entitled to an additional annual retainer of $25,000. All retainer fees are payable quarterly, on the first business day of January, April, July, and October. We do not pay additional fees for attending Board or committee meetings.

Eligible non-employee directors also receive equity grants on an annual basis. Effective in March of 2012, eligible non-employee directors were granted restricted stock units that had a value of approximately $100,000 on the date of grant and that vest on the first anniversary of the date of grant. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with Board and committee meetings.

Director Stock Ownership Guidelines

The Board adopted director stock ownership guidelines which call for non-executive directors to own an amount of our common stock equal to the lower of three times their annual cash retainer or 12,000 shares. Directors have five years to meet the guidelines. To avoid fluctuating ownership requirements, and to accommodate changes in Board committee responsibilities, once a director has achieved the minimum ownership level he or she will be considered to have satisfied the guideline provided that the shares used to meet the underlying requirements are retained. All non-executive directors are on track to meet the stock ownership guidelines. For a discussion of the stock ownership guidelines applicable to Mr. Weiss, refer to “Executive Compensation—Compensation Discussion and Analysis—Other Corporate Governance Considerations in Compensation—Stock Ownership Guidelines.”

2012 Director Compensation Table

The following table sets forth information regarding 2012 compensation for each of our non-employee directors.

Director (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Michael G. Archbold	$110,000	—	—	—	$110,000
Sona Chawla (4)	$82,500	$99,997	—	—	$182,497
Michael F. Devine, III	$125,000	$99,990	—	—	$224,990
Theo Killion (5)	$110,000	$99,991	—	—	$209,991
Mylle H. Mangum	$155,000	$99,990	—	—	$254,990
Peter Swinburn (6)	$110,000	$125,400	—	—	$235,400

(1)	Mr. Weiss did not receive compensation for service on the Board.
(2)	Reflects the aggregate grant date fair value of restricted stock units and option awards, respectively. These values have been determined based on the assumptions and methodologies set forth in Note 11 of our financial statements filed with the SEC as part of our Annual Report on Form 10-K for the year ended February 2, 2013. These amounts do not represent the actual amounts paid to or received by the named director during 2012. Mr. Archbold received a grant on January 3, 2012 when he joined the Board, and therefore did not receive a grant during fiscal 2012. No option awards were granted to any of the Company’s non-employee directors during 2012.
(3)	The aggregate outstanding restricted stock units and option awards (whether or not exercisable in the case of options) outstanding as of February 2, 2013 are as follows: Mr. Archbold (3,667 restricted stock units); Ms. Chawla (6,211 restricted stock units); Mr. Devine (7,747 restricted stock units and 10,000 options); Mr. Killion (4,175 restricted stock units); Ms. Mangum (7,747 restricted stock units and 10,000 options); Mr. Swinburn (5,500 restricted stock units).
(4)	Ms. Chawla was appointed to the Board in August 2012.
(5)	Mr. Killion was appointed to the Board in April 2012.
(6)	Mr. Swinburn was appointed to the Board in February 2012 and received a grant of 5,500 restricted stock units, which vest ratably on each of the first three anniversaries following the date of grant.

Executive Officers

The following table sets forth the names, ages, and titles of our current executive officers as of April 8, 2013:

Name	Age	Position
Michael A. Weiss	71	Chairman & Chief Executive Officer
David G. Kornberg	45	President
Matthew C. Moellering	46	Executive Vice President & Chief Operating Officer
Colin Campbell	54	Executive Vice President—Production and Sourcing
Michael C. Keane	49	Executive Vice President—Human Resources
John J. (“Jack”) Rafferty	61	Executive Vice President—Planning and Allocation
Jeanne L. St. Pierre	53	Executive Vice President—Stores
Douglas H. Tilson	55	Executive Vice President—Real Estate
D. Paul Dascoli	52	Senior Vice President, Chief Financial Officer & Treasurer

Our executive officers are appointed by our Board and serve until their successors have been duly elected and qualified or their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Set forth below is a description of the background of the persons named above, other than Mr. Weiss, whose background information is provided in “Election Of Directors (Proposal No. 1)” on page 10.

David G. Kornberg has served as our President since October 2012. Mr. Kornberg first joined Express in 1999 and has held various roles of increasing responsibility, including as Executive Vice President of Men’s Merchandising and Design from December 2007 to October 2012 and General Merchandise Manager of the Express Men’s business prior to that. From 2002 to 2003, Mr. Kornberg was Vice President of Business Development with Disney Stores. Mr. Kornberg spent the first ten years of his career with Marks & Spencer PLC in the United Kingdom.

Matthew C. Moellering has served as our Executive Vice President & Chief Operating Officer since September 2011. Prior to that, he served as our Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary from October 2009 to September 2011, Senior Vice President, Chief Financial Officer, Treasurer and Secretary from July 2007 to October 2009 and our Vice President of Finance from September 2006 to July 2007. Prior to that, he served in various roles with Limited Brands from February 2003 to September 2006, including Vice President of Financial Planning. Prior to that, Mr. Moellering served in various roles with Procter and Gamble where he was employed from July 1995 until February 2003 and prior to that as an officer in the United States Army.

Colin Campbell has served as our Executive Vice President of Sourcing and Production since June 2005. Prior to that, from March 1997 to June 2005, Mr. Campbell held a number of leadership positions for various divisions of Limited Brands including Cacique and Limited Stores and was an Executive Vice President of Western Hemisphere Operations at Mast from 2003 to 2005. Prior to that, from 1985 to 1997, Mr. Campbell was Vice President of Operations for the dress division of Liz Claiborne. He has also worked in production leadership positions with Bentwood Brothers LTD in England and Daks-Simpson LTD in Scotland.

Michael C. Keane has served as our Executive Vice President of Human Resources since March 2012. He served as Executive Vice President of Human Resources & Stores for Tween Brands, a wholly-owned subsidiary of Ascena Retail Group, Inc. from October of 2011 to March of 2012. Prior to that, he served as Senior Vice President of Human Resources for Tween Brands since August 2007. From April 2006 to August 2007 he served as Executive Vice President of Human Resources for

Victoria’s Secret, and prior to that served as Vice President of Human Resources for Express from August 2001 to April 2006. Prior to that, Mr. Keane served as Director of Associate Development at Express from May 2001 to August 2001 and before that joined Limited Brands in August 2000 as Director of HR in the Structure brand. Mr. Keane served as Director of Associate Development with Borden Foods Corporation from 1995 to 2000 and as Director of Leader Development with Whirlpool Corporation from July 1990 to September 1995.

John J. (“Jack”) Rafferty has served as our Executive Vice President of Planning and Allocation since 1999 after joining Express as Vice President of Planning and Allocation in 1998. Prior to joining Express, Mr. Rafferty held a number of planning and allocation leadership roles with Limited Brands. These roles include Vice President of Planning and Allocation for Lerner from 1990 to 1998, Vice President of Lane Bryant from 1988 until 1990 and Director of Planning and Allocation for Sizes Unlimited from 1984 to 1986. Mr. Rafferty started his career in various planning and allocation roles with Korvettes, Casual Corner and Brooks Fashion.

Jeanne L. St. Pierre has served as our Executive Vice President of Stores since March 2004. Prior to joining Express, she was the Zone Vice President for Bath & Body Works from November 1998 until March 2004, and prior to that, she served as both a Regional Vice President and a District Manager with Ann Taylor. Ms. St. Pierre was also a District Manager and Store Manager for Abercrombie & Fitch, and early in her career she held various management and sales positions with Talbots and Casual Corner, and as an Allocator for Express.

Douglas H. Tilson has served as our Executive Vice President of Real Estate since October 2009. Prior to that, he served as our Senior Vice President of Real Estate from October 2007 to October 2009. Prior to that, he was with Steiner & Associates as Senior Vice President of Leasing from April 2005 until October 2007. Prior to that, Mr. Tilson was Senior Vice President of Real Estate for Tween Brands from July 1999 until April 2005 and served in a number of senior Real Estate positions with Limited Brands from January 1987 until July 1999. Prior to that, he was a labor attorney with the Columbus, Ohio-based law firm Porter, Wright, Morris & Arthur LLP from June 1984 until January 1987.

D. Paul Dascoli has served as our Senior Vice President, Chief Financial Officer and Treasurer since September 2011. Prior to joining Express, Mr. Dascoli served as Vice President and Chief Financial Officer of VF Jeanswear Limited Partnership since 2006. Prior to that, Mr. Dascoli held a number of senior level financial, administrative and operations positions with Thomasville Furniture Industries, Inc., a division of Furniture Brands International, including Executive Vice President from 2003 to 2006, Senior Vice President Finance & Administration and Chief Financial Officer from 1998 to 2003, and Vice President and Chief Financial Officer from 1996 to 1998. Prior to that, Mr. Dascoli was Vice President Financial Operations for Revlon Consumer Products Company from 1994 to 1996. Prior to that, he was employed in a number of financial roles with PepsiCo, Inc., including Area Chief Financial Officer for the St. Louis, Missouri and Ontario, Canada bottling operations. Mr. Dascoli started his career with Peat Marwick Mitchell & Co., now KPMG. Mr. Dascoli serves on the board of directors, and is the chair of the Audit Committee, of Stanley Furniture Company, Inc.

Executive Compensation

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (the “CD&A”) provides you with a detailed description of our executive compensation program in the following sections:

•	The Executive Summary reviews the Company’s 2012 business performance and demonstrates how our pay for performance philosophy impacted executive compensation in 2012;

•	Executive Compensation Practices summarizes our executive compensation objectives and practices including changes to our executive compensation program in 2012;

•	Pay For Performance illustrates how executive compensation is tied to Company performance;

•	How We Determine Executive Compensation addresses the factors the Compensation and Governance Committee (the “Committee”) considers when making executive compensation decisions;

•	What We Pay and Why: Elements of Compensation details the specific compensation mix that makes up our executive compensation program; and

•	Other Corporate Governance Considerations in Compensation addresses the other policies and practices that impact our executive compensation program.

This CD&A focuses on the compensation of our named executive officers (the “NEOs”) for 2012, who were:

Name	Position

Michael A. Weiss	Chairman & Chief Executive Officer

David G. Kornberg	President

Matthew C. Moellering	Executive Vice President—Chief Operating Officer

Michael C. Keane	Executive Vice President—Human Resources

D. Paul Dascoli	Senior Vice President, Chief Financial Officer & Treasurer

Fran Horowitz-Bonadies[1]	Former Executive Vice President—Women’s Merchandising and Design

1 Ms. Horowitz-Bonadies’ employment with Express terminated in November 2012.

Executive Summary

Overview of Fiscal 2012 Business Results

We began the 2012 year optimistically, faced some challenges in our second and third quarters, and ended the year on a far more positive note. In 2012 we made significant progress with respect to three of our four growth pillars. In terms of new store growth, we continued to expand our North American footprint, adding 16 net new stores. For our international growth pillar, we advanced our footprint by opening four additional Express franchise stores in the Middle East and the first four Express franchise stores in Latin America pursuant to one new franchise agreement covering Mexico and another covering multiple Latin American countries. Regarding our e-commerce growth pillar, we experienced continued growth, with e-commerce sales increasing 32% over 2011 and generating 13% of our net sales in 2012. Our results with respect to our existing store performance growth pillar did not meet our expectations with comparable store sales declining in the low single digits compared to 2011, driven primarily by decreased traffic in our stores and a heightened promotional environment.

In total, our 2012 financial results did not deliver growth that was consistent with our expectations. Net sales increased $74.7 million to $2.1 billion, representing an increase of 4% over 2011; however operating income declined to $251.6 million, a decrease of 7% compared to 2011, and net income decreased by $1.4 million to $139.3 million. Our earnings per diluted share increased from $1.58 in 2011 to $1.60 in 2012, but, on an adjusted basis, our earnings per diluted share declined from $1.66 in 2011 to $1.60 in 2012, or 4%. First quarter 2012 financial performance was strong, with the business generating comparable sales of +4%, but was followed by comparable sales of +1%, -5%, and +1.5% in the second, third, and fourth quarters of 2012, respectively. During the second half of the year, we took a number of steps to improve the business, including introducing entry price point fashion items in key categories, communicating clearer pricing and promotions, and improving the execution of our go-to-market strategy. By the end of the fourth quarter, some of the measures we put in place to improve the trend of our business had begun to take hold. During 2013 we will remain focused on driving continued improvements in the business.

Pay For Performance

Our compensation programs are designed to link our executives’ compensation with Company performance. As a result, a meaningful portion of our executives’ compensation is incentive-based. As previously noted, in 2012, operating income and adjusted earnings per diluted share, which are performance measures under our compensation program, were down 7% and 4%, respectively, compared to 2011. Consistent with our pay for performance philosophy, in 2012, realizable pay for our CEO was 68% below target and decreased 78% compared to 2011, reflecting that the CEO forfeited his entire 2012 performance-based restricted stock award with a grant date fair value of $4.6 million and earned a performance-based cash incentive payment in 2012 at only 24% of target.

(1) Total direct compensation is comprised of base salary, short-term incentives, and long-term incentives.

(2) Refer to “Executive Compensation—Compensation Discussion & Analysis—Pay For Performance—CEO Realizable Pay” on page 32 for additional information regarding realizable total direct compensation.

(3) This figure is derived from the Summary Compensation Table on page 47 and is calculated by taking the total compensation amount ($9,891,330) and subtracting nonqualified deferred compensation earnings ($12,686) and all other compensation ($782,742). The remaining amount is total direct compensation ($9,095,902).

Executive Compensation Practices

The core objectives that serve as the foundation for our compensation program are:

Program Objective	Achievement of Objective
Pay for Performance	• Most of our executives’ target pay is not guaranteed and is tied to business performance.

•     Operating income and earnings per share, the metrics used for our 2012 short-term and long-term incentives, respectively, are tied to our seasonal, annual and long-term strategic, financial, and operational objectives. See “—Pay For Performance—How Pay is Tied to Company Performance” on page 31 for more information.

Pay Competitively	• Compensation elements and award opportunities are designed to enable us to compete effectively for talent.
• Executives are rewarded with above-target pay when Company goals are exceeded.
Pay Responsibly - Stockholder Alignment

•     A meaningful portion of NEO pay opportunity is variable (delivered through the combination of short-term and long-term incentive awards) where the value is linked to achievement of Company financial performance targets and changes in share price.

• Senior executives are required to meet and maintain significant stock ownership requirements.
Pay Responsibly - Discourage Excessive Risk Taking

•     The mix between short-term cash incentives and long-term equity-based incentives is intended to discourage executives and employees from maximizing short-term performance at the expense of long-term performance.

•     Our short-term cash-incentive plan has a performance target based on operating income and our performance based equity awards have performance targets based on earnings per share, thereby discouraging participants from focusing on achievement of one performance measure at the expense of another.

• Our incentive cash and equity awards are capped.
• Each of our NEOs is subject to substantial stock ownership requirements, as well as clawback provisions and prohibitions against hedging and other speculative activity.
• Refer to page 17 for additional detail regarding risk considerations.

Below we highlight certain executive compensation practices, including practices we have implemented to drive performance and practices we have not implemented because we do not believe they would serve our stockholders’ long-term interests.

What We DO:
☑	Pay for Performance—Our compensation programs are intended to tie executive pay to Company performance. A meaningful portion of our executives’ compensation is incentive based and contingent upon Company financial performance and appreciation in the Company’s stock price.

☑	Annual Advisory Vote on Executive Compensation—The Board, upon recommendation by the Committee, is giving stockholders an opportunity to (1) cast an advisory vote on executive compensation at this Annual Meeting, and (2) cast an advisory vote to determine the frequency of future advisory votes on executive compensation. The Board is recommending that stockholders vote in favor of an annual say-on-pay vote (see pages 67 and 68 for more information about the proposals).

☑	Performance-Based Equity Awards—Under the new long-term incentive design, beginning in 2012, awards to the CEO and other NEOs were comprised of a mix of performance-based restricted stock awards and stock options. In the case of the CEO, 65% of the grant date fair market value (at target) of the equity awards were performance-based restricted stock, having adjusted earnings per diluted share as the performance measure.

☑	Stock Ownership Guidelines—We have stock ownership guidelines for all executive officers and Board members. We believe these requirements, combined with certain other elements of our overall compensation program, provide executive officers and directors with appropriate incentives to create long-term value for stockholders while taking thoughtful and prudent risks to grow the value of Express.

☑	Regular Review of Share Utilization—We evaluate share utilization by reviewing ongoing grants, forfeitures, overhang levels (dilutive impact of equity compensation on our stockholders), and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

☑	Peer Group Comparison—The Committee reviews our peer group annually and makes changes as appropriate. The Committee approved changes to our peer group in 2012 as part of its process for establishing executive compensation in 2013. See page 33 “—How We Determine Executive Compensation—The Role of Peer Companies and Benchmarking.”

☑	Clawback Policy—Our compensation program is designed to drive financial performance and create stockholder value without encouraging inappropriate or excessive risk-taking. Consistent with this philosophy, the Committee maintains a recoupment policy whereby incentive compensation paid to our NEOs and other key executives are subject to adjustment and recovery in the event of certain financial restatements or fraudulent activities. See page 43 “—Other Corporate Governance Considerations in Compensation—Compensation Clawback Policy.”

☑	Independent Compensation Consulting Firm—The Committee is advised by an independent compensation consulting firm that provides no other services to the Company.

☑	Mitigate Undue Risk—We mitigate undue risk associated with compensation, including utilizing caps on potential payments, clawback provisions, stock ownership guidelines, multiple performance targets, and robust Board and management processes to identify risk. We do not believe any of the Company’s compensation programs create risks that are reasonably likely to have a material adverse impact on the Company, which we validate through our risk assessment of incentive-based compensation plans each year.

☑	Review Tally Sheets—The Committee reviews tally sheets for our NEOs prior to making annual executive compensation decisions. Tally sheets provide a comprehensive line item view of compensation where each component of compensation is tallied up.

What We DON’T DO:
☒	No Special Tax Gross-Ups—We do not provide special tax gross-ups to executives.

☒	No Pension Plans or other Post Employment Defined Benefit Plans—We do not provide any qualified or non-qualified post-employment defined benefit plans.

☒	No Repricing of Underwater Stock Options or Reloads of Stock Options—The Company’s 2010 Incentive Compensation Plan, as amended (the “2010 Plan”), prohibits the repricing of stock options without the consent of stockholders and does not allow for reloads of stock options to the extent stock options are used to pay the exercise price or taxes with respect to stock option exercises.

☒	No Hedging or Pledging Transactions—We prohibit employees, including NEOs and directors, from hedging any securities of the Company held by them. Pledging of Company securities is permitted only with pre-approval, but the Company has never approved a pledging transaction following our IPO and does not intend to absent special circumstances.

2012 Committee Actions

Even though our stockholders did not vote on a say-on-pay proposal at the 2012 annual meeting, we engaged with our stockholders following the 2011 and 2012 annual meetings to gain further insight and understanding into their views on our executive compensation program. We received input on various aspects of our executive compensation program and accordingly, the Committee made several changes to our executive compensation program as outlined below:

1.	Say-on-Pay Vote Frequency: At our 2011 annual meeting, our stockholders voted to hold an advisory vote on our executive compensation program once every three years. As such, no say-on-pay vote was conducted at our 2012 annual meeting. Based on stockholder feedback gathered since our 2011 annual meeting, the Committee and Board believe that stockholder preferences have shifted and more of our stockholders now prefer to have an opportunity to express their views on the Company’s executive compensation program through an annual say-on-pay vote. In an effort to be responsive, the Board, upon recommendation by the Committee, is giving stockholders an opportunity to (1) cast an advisory vote on executive compensation at this Annual Meeting, and (2) cast an advisory vote to determine the frequency of future advisory votes on executive compensation. Upon recommendation from the Committee, the Board is recommending that stockholders vote in favor of an annual say-on-pay vote. Refer to pages 67 and 68 for more information about the proposals.

2.	Performance-Based Equity: In March 2012, the Committee and Board determined that NEOs would receive a different mixture of equity-based awards for 2012. Specifically, the grant date value mixture shifted to approximately one-third stock options with time-based vesting and two-thirds restricted stock awards with performance and time-based vesting criteria. We believe that granting equity awards with performance vesting criteria is a good governance practice and will further strengthen the alignment between executive compensation and stockholder interests. In 2012, the performance target for our CEO’s restricted stock award was adjusted earnings per diluted share of $1.89, which was not achieved. Except for Mr. Keane who was hired in March 2012, the performance target for our other NEOs was positive adjusted earnings per diluted share, which was an incremental step towards strengthening our pay for performance philosophy. For 2013, all of our NEOs have the same performance target associated with their equity awards. See “—What We Pay and Why: Elements of Compensation—Long-Term Incentives” beginning on page 38 for additional information.

3.	Incentive Plan Amendment: In 2012, the Board amended the 2010 Plan to:

a.	Remove the “evergreen” provision which allowed for annual increases in the number of shares available under the 2010 Plan without the consent of stockholders;

b.	Reduce the aggregate number of shares available for issuance under the 2010 Plan;

c.	Expressly prohibit the “repricing” of stock options granted under the 2010 Plan without the consent of stockholders;

d.	Remove the provision that allows for the cashing-out of stock options upon exercise in lieu of receiving shares of common stock at the discretion of the Committee; and

e.	Remove the provision that allows for reloads of stock options to the extent stock options are used to pay the exercise price or taxes with respect to stock option exercises.

4.	Peer Group: In August 2012, the Committee updated the group of peer companies for compensation comparison purposes beginning in 2013. These changes included removing (a) two companies that have been acquired by other companies: Charming Shoppes (acquired by Ascena Retail Group) and Talbots (acquired by Sycamore Partners) and (b) three companies that generate significantly higher revenue than our Company: Coach, L-Brands (formerly known as Limited Brands, Inc.), and Polo Ralph Lauren. These changes also included adding five companies that have revenue levels and market capitalizations much closer to our Company’s: Buckle, Genesco, Men’s Wearhouse, Saks, and Stage Stores. See page 33 “—How We Determine Executive Compensation—The Role of Peer Companies and Benchmarking” for additional information.

5.	Independent Compensation Consultant: During 2012, the Committee selected Frederic W. Cook & Co. (“Cook & Co.”) to serve as its independent compensation consultant to provide research and advice on executive and Board compensation matters.

Pay For Performance

Pay For Performance Philosophy, Goals and Principles

A meaningful portion of NEO target compensation consists of equity-based compensation and cash incentive compensation contingent upon the achievement of financial performance metrics. These two elements of executive compensation are aligned with the interests of our stockholders because the amount of compensation ultimately received will vary with the Company’s financial performance and change in stock price in respect of equity awards.

We provide our NEOs with a mixture of stock-based awards. In 2012, the grant date fair value mixture at target was approximately one-third stock options with time-based vesting and two-thirds restricted stock awards with performance and time-based vesting criteria. We believe that granting equity awards with performance vesting criteria is a good governance practice and will further strengthen the alignment between executive compensation and stockholder interests.

Individuals in leadership roles are compensated based on a combination of total company and individual performance factors. Total company performance is evaluated primarily based on the degree to which pre-established financial objectives are met. Individual performance is evaluated based upon several individualized leadership factors, including:

•	attaining specific financial and operational objectives;

•	building and developing individual skills and a strong leadership team; and

•	execution of the Company’s strategy.

The Committee considers individual performance when determining (1) the annual merit-based pay increase for the NEO, (2) the size of the performance-based cash incentive compensation opportunity for the NEO, and (3) the size (grant date fair market value) of the long-term incentives awarded to the NEO.

The charts below show the balance of the elements that comprised the target total direct compensation for our NEOs in 2012 and correlate to the Summary Compensation Table found on page 47. These charts illustrate the significance of the variable/performance-based portions of our NEO compensation programs relative to total compensation and the alignment with performance and stockholder interests. For 2012, 86% of Mr. Weiss’ target total direct compensation was variable/performance-based.

(1) Target total direct compensation is comprised of base salary, short-term incentives, and long-term incentives.

Our short-term cash-incentive plan has a performance target based on operating income and the restricted stock awards granted to our executives have performance targets based on earnings per diluted share. The varied performance measures are designed to discourage executives from focusing on the achievement of one performance measure at the expense of another.

Except for Mr. Keane who was hired in March 2012, the restricted stock awards granted to our NEOs in 2012 provided that none of the restricted stock would vest unless certain performance criteria were met. The performance target in 2012 for our CEO’s restricted stock award was adjusted earnings per diluted share of $1.89 which was not achieved. The performance target in 2012 for our other NEOs, excluding Mr. Keane, was positive adjusted earnings per diluted share and was an incremental step towards strengthening our pay for performance philosophy. For 2013, all of our NEOs have the same performance target associated with their equity awards.

How Pay is Tied to Company Performance

Our compensation program ties pay to performance. A meaningful portion of our executives’ compensation is incentive based and contingent upon Company financial performance and appreciation in our common stock price.

We also believe that as an employee’s level or responsibility increases, so should the proportion of performance-based compensation.

The following table sets forth our variable compensation target goals and actual performance as measured against those goals for the Company’s 2012 incentive compensation arrangements.

Major Elements of Variable Compensation	Performance Period	Performance Metric	Target Goal	Actual Performance	Actual Compensation Awarded
FOR ALL NEOS (Including the CEO) Performance-Based Cash Incentive (See page 37 for more information)	Spring Season 2012	Operating Income	$110.6M	$105.8M	61% of target
	Fall Season 2012	Operating Income	$190.0M	$145.8M	NO payout
FOR THE CEO: Performance-Based Equity Incentive (See page 39 for more information)	2012	Adjusted Earnings Per Diluted Share	$1.89	$1.60	NO vesting

The following illustrates the strong relationship between Company performance, based on two of our key performance metrics, and Mr. Weiss’ compensation in 2011 and 2012. These key metrics, operating income and adjusted earnings per diluted share, were chosen as performance measures under our compensation programs because they are reflective of the financial performance of the Company, which ties directly to changes in stockholder value.

(1) Adjusted earnings per diluted share is a non-GAAP financial measure. See Appendix A for more information, including a reconciliation of adjusted earnings per diluted share to earnings per diluted share calculated in accordance with GAAP. There were no adjustments to earnings per diluted share in 2012. Earnings per diluted share was $1.58 in 2011 prior to adjustment.

(2) Total direct compensation is comprised of base salary, short-term incentives, and long-term incentives. Refer to “—CEO Realizable Pay” on the next page for additional detail.

CEO Realizable Pay

The following chart shows realizable total direct compensation (“TDC”) at target and actual for Mr. Weiss over the last three years and illustrates the significant difference between realizable TDC at target and actual realizable TDC in 2012, demonstrating the strong link between pay and performance.

TDC is comprised of base salary, bonus, and long-term incentives (“LTI”). Actual realizable TDC is intended to measure the actual amount of pay Mr. Weiss can expect to receive from compensation awards and consists of actual bonus payouts and the actual amount of pay delivered from equity awards including a current estimate of value for awards that have not yet vested. Realizable TDC is supplemental information and is not a substitute for the information in the Summary Compensation Table on page 47. In 2012, realizable TDC varied significantly from the total compensation reported in the Summary Compensation Table because the Summary Compensation Table requires the grant date fair value of performance-based restricted stock at target even though Mr. Weiss did not receive any of these shares because the performance threshold was not met.

Realizable TDC at Target				Actual Realizable TDC
Elements of TDC	2010	2011	2012	Elements of TDC	2010	2011	2012
Annual Cash				Annual Cash
Base Salary (1)	$1,000,000	$1,500,000	$1,500,000	Base Salary (1)	$1,000,000	$1,500,000	$1,500,000
Target Bonus (2)	$1,000,000	$2,250,000	$2,325,000	Actual Bonus Paid (3)	$2,000,000	$4,041,000	$567,300
Sub-Total	$2,000,000	$3,750,000	$3,825,000	Sub-Total	$3,000,000	$5,541,000	$2,067,300

LTI Grant Values (3)				LTI: Realized Values (4)
Options	$2,305,800	$5,229,150	$2,424,456	Options	$0	$0	$0
Restricted Shares/Units	$110,004	$5,275,350	$0	Restricted Shares/Units	$69,485	$2,166,000	$0
Performance Shares/Units	$0	$0	$4,575,300	Performance Shares/Units	$0	$0	$0
Sub-Total	$2,415,804	$10,504,500	$6,999,756	Sub-Total	$69,485	$2,166,000	$0

				LTI: Unrealized Values (5)
				Options	$2,235,055	$4,736,426	$1,407,478
				Restricted Shares/Units	$55,241	$3,515,000	$0
				Performance Shares/Units	$0	$0	$0
				Sub-Total	$2,290,296	$8,251,426	$1,407,478

Total TDC	$4,415,804	$14,254,500	$10,824,756	Total TDC	$5,359,781	$15,958,426	$3,474,778
				% of Target TDC	121%	112%	32%

(1)	For 2011 and 2012, reflects amounts effective in April of that year.
(2)	Reflects amounts disclosed in the Grants of Plan-Based Awards table for the applicable fiscal year.
(3)	Reflects amounts disclosed in the Summary Compensation table for the applicable fiscal year.

(4) Reflects amounts disclosed in the Option Exercises and Stock Vested table in the applicable fiscal year and displayed above by grant year.

(5) Reflects shares disclosed in the Outstanding Equity Awards at Fiscal Year End table for the 2012 fiscal year (with the exception of performance shares/units which reflect the shares/units earned), displayed above by grant year, and based on the February 1, 2013 closing stock price of $18.50. The values shown for options reflect the Black-Scholes value with share price, volatility, expected term, and risk free rate assumptions as of the Company’s fiscal year end as follows:

•	Current stock price of $18.50 as of February 2, 2013.
•	Volatility of 55.91%, which represents the assumption used for fiscal year 2012 awards.
•

Expected term of 4.6 years, 5.0 years, and 5.5 years for the 2010, 2011, and 2012 awards, respectively. These values were calculated by multiplying the ratio of the expected term at grant divided by the original term to the remaining term at February 2, 2013.

•	Risk free rate of 0.88%, for the 2010, 2011, and 2012 awards. These values reflect the yield as of February 2, 2013 of a U.S. Treasury with a term closest to the expected term of the option.

How We Determine Executive Compensation

Determining Compensation for the CEO

The Committee works directly with Cook & Co. to obtain independent market data, analysis, and advice related to the CEO’s total compensation package. The Committee, together with Cook & Co., present a recommended pay package for the CEO to the independent directors of the Board for further review, discussion, and approval. Mr. Weiss does not participate in any deliberations or decisions with regard to his own compensation. The Committee takes multiple factors into consideration including: the CEO’s existing compensation, the Company’s performance, the CEO’s individual performance, peer group pay levels for their CEOs, competitor and industry performance, our compensation objectives, and our business plans.

Mr. Weiss is a founder-like CEO and is widely regarded as the visionary for Express. Mr. Weiss joined us when we were just an eight-store experimental division of Limited Brands in 1980. His experience, talents, and track record make him a recognized industry leader and have played an important part in our success. Since his return to the Company in 2007 following a brief retirement, we have built:

•	a sustainably profitable business within the specialty apparel market rooted in strategic initiatives and process;

•	a business that recognizes and focuses on the necessity of the impeccable execution which is required to monetize strategy; and

•	a business where process helps to minimize the randomness generally associated with fashion retail.

Based on this review and these considerations, the Committee recommended that Mr. Weiss’ pay level should provide him with an opportunity to earn at approximately the 75th percentile for CEOs within our peer group. The Committee believes the most significant portion of this earnings opportunity should reside in the performance-based components of the CEO’s compensation package.

Determining Compensation for the Other NEOs

Each year, the Committee approves a compensation package for each of our executive officers that is consistent with our compensation objectives. As part of the review and approval process, at the Committee’s request, our CEO and Executive Vice President of Human Resources make recommendations to the Committee regarding NEO compensation (other than for the CEO) for the year. The recommendations are based on individual performance, compensation data compiled from independent third-party executive compensation surveys, publicly available data from our peer group companies, and feedback and insights from management’s compensation consultant (Hay Group), all of which is summarized and shared with the Committee. The Committee has an opportunity to review and discuss the information and recommendations outside the presence of management and with its independent compensation consultant. The Committee gives considerable weight to the CEO’s evaluation of the other NEOs when approving other NEO compensation because of his direct knowledge of each executive officer’s performance and contributions.

The Role of Peer Companies and Benchmarking

How The Peer Group is Determined: In determining the peer group, the Committee selects publicly traded companies that, in its view, are representative of the market in which we compete for talent. The size of the group has been established so as to provide sufficient market data across the range of senior positions at Express. Our peer group companies were chosen based on such factors as business focus, competition for executive talent, geographic proximity of corporate locations, and size of business. The Committee annually evaluates whether companies should be added to or removed from our peer group companies.

In August 2012, the Committee updated our group of peer companies being used for compensation comparison purposes. These changes included removing (a) two companies that have been acquired by other companies: Charming Shoppes (acquired by Ascena Retail Group) and Talbots (acquired by Sycamore Partners) and (b) three companies that have significantly higher revenue than our Company: Coach, L-Brands (formerly known as Limited Brands, Inc.), and Polo Ralph Lauren. These changes also included adding five companies that have revenue and market capitalizations much closer to our Company’s: Buckle, Genesco, Men’s Wearhouse, Saks, and Stage Stores.

Our updated peer group is comprised of the following retail companies:

Abercrombie & Fitch	Chico’s FAS	Men’s Wearhouse
Aeropostale	Children’s Place Retail Stores	New York & Company
American Eagle Outfitters	DSW	Saks
Ann Taylor Stores	Fifth & Pacific (formerly Liz Claiborne)	Stage Stores
Ascena Retail Group	Genesco	Urban Outfitters
Buckle	Guess?

How The Peer Group is Used: The Committee reviews both compensation and performance at peer companies to inform its decision-making process so it can set total compensation levels that it believes are consistent with our compensation objectives to pay for performance and pay competitively. The Committee does not strictly set compensation at a given level relative to its peers (e.g., median), except that the Committee has historically benchmarked CEO target compensation at approximately the 75th percentile. The pay positioning of individual executives varies based on their competencies, skills, experience and performance, as well as internal alignment and pay relationships. Actual total compensation earned may be more or less than target based on Company performance results during the performance period.

The following chart compares Express’ revenue and market capitalization to the median revenue and market capitalization for our new peer group and the peer group used when establishing 2012 compensation.

In Billions	Express	New Peer Group Median	2012 Peer Group Median

Annual Revenue*	$2.1	$2.5	$2.6
Market Capitalization*	$1.6	$1.8	$2.4

* Revenue based on publicly available information for the trailing four quarters as of March 26, 2013. Market capitalization is as of February 1, 2013 (the last trading day of the Company’s 2012 fiscal year). Two of the 2012 peer group companies are no longer public companies (Charming Shoppes and Talbots); the data reflected above for these two companies are revenue as of January 31, 2012 and market capitalization as of August 14, 2012.

The Role of the Stockholder Say-on-Pay Vote

Although the Company’s stockholders did not have an opportunity to vote, on an advisory basis, to approve the compensation of our NEOs as disclosed in our proxy statement (say-on-pay) in 2012, we still actively engaged with our stockholders in 2012 with respect to the Company’s executive compensation program and practices. The Committee takes into account the feedback it receives from stockholders through stockholder engagement and will continue to consider the outcome of say-on-pay proposals when making future executive compensation decisions. In response to stockholder feedback, the Board, upon recommendation by the Committee, is giving stockholders an opportunity to (1) cast an advisory vote on executive compensation at this Annual Meeting, and (2) cast an advisory vote to determine the frequency of future advisory votes on executive compensation.

The Role of the Compensation Consultant

The Committee works with an independent executive compensation consultant engaged by the Committee for advice and perspective regarding market trends that may impact decisions we make about our executive compensation program and practices. In October 2012, the Committee selected Cook & Co. as its independent consultant.

The Committee has determined that the work of Cook & Co. did not raise any conflicts of interest in 2012. In making this assessment, the Committee considered the independence factors enumerated in new Rule 10C-1(b) under the Exchange Act, including the fact that Cook & Co. does not provide any other services to the Company, the level of fees received from the Company as a percentage of Cook & Co.’s total revenue, policies, and procedures employed by Cook & Co. to prevent conflicts of interest, and whether the individual Cook & Co. advisers to the Committee own any of the Company’s stock or have any business or personal relationships with members of the Committee or our executive officers.

Express management has the responsibility for effectively implementing the executive compensation program. Hay Group serves as management’s compensation consultant. Hay Group provides feedback and insights to the CEO and Executive Vice President of Human Resources, which is shared with the Committee when making compensation decisions regarding the Company’s other NEOs.

Risk Considerations

Each year, the Committee reviews the Company’s various incentives and other compensation programs and practices and the processes for implementing these programs to determine whether they encourage decision-making that could expose the Company to unreasonable risks of material adverse consequences. Based on its review, the Committee confirmed that the Company’s compensation program is not likely to encourage unnecessary risk taking and the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse effect on the Company.

What We Pay and Why: Elements of Compensation

As discussed throughout this CD&A, the compensation policies applicable to our NEOs are reflective of our pay for performance objectives, whereby a significant portion of both cash and equity-based compensation is contingent upon achievement of measurable financial objectives and enhanced equity value, as opposed to base salary and perquisites not directly linked to objective financial performance. This compensation mix is intended to drive executive officers to enhance stockholder value over the long term.

The elements of our compensation program are:

•	base salary;

•	performance-based cash incentives;

•	equity-based incentives; and

•	certain additional executive benefits and perquisites.

Base salary, performance-based cash incentives, and long-term equity-based incentives are the most significant elements of our executive compensation program and, on an aggregate basis, are intended to substantially satisfy our program’s overall objectives.

The Committee strives to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives; however, it does not apply any rigid allocation formula in setting our executive compensation, and the Committee may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances.

In addition, we believe that retirement plan benefits and termination benefits are important components in a well-structured executive officer compensation package, and we have sought to ensure that the combined package is competitive at the time the package is negotiated with the executive officer.

Base Salary

We provide a base salary to our executive officers to compensate them for their services during the year and to provide them with a stable source of income. NEO base salaries reflect the Company’s compensation objectives, with each salary determined by an annual assessment of a number of factors, including the individual’s current base salary, job responsibilities, execution of business strategy, attaining specific financial and operational objectives, building and developing individual skills and a strong leadership team, peer group compensation data, and individual performance relative to job requirements.

The annual base salaries in effect for each of our NEOs as of February 2, 2013 are shown below:

Name	2011 Fiscal Year End	Changes to Base Salary During 2012	2012 Fiscal Year End
Michael A. Weiss	$1,500,000	No change since 2011.	$1,500,000
David G. Kornberg	$550,000	In April 2012, Mr. Kornberg received a merit and market-based increase from $550,000 to $600,000. In October 2012, Mr. Kornberg was promoted to President and his base salary increased from $600,000 to $700,000 in connection with this promotion.	$700,000
Matthew C. Moellering	$650,000	In April 2012, Mr. Moellering received a merit and market-based salary increase from $650,000 to $700,000.	$700,000
Michael C. Keane	Not applicable	Hired in March 2012.	$500,000
D. Paul Dascoli	$450,000	In April 2012, Mr. Dascoli received a prorated merit increase from $450,000 to $465,000. Mr. Dascoli was hired in September 2011.	$465,000
Fran Horowitz-Bonadies	$650,000	In April 2012, Ms. Horowitz-Bonadies received a merit increase from $650,000 to $675,000.	Not applicable

Consistent with the executive compensation decision making process described above, in April 2013, the Committee approved annual salary increases for Mr. Moellering (from $700,000 to $750,000), Mr. Keane (from $500,000 to $510,000), and Mr. Dascoli (from $465,000 to $500,000).

Mr. Weiss’ base salary, which has not changed since 2011, is planned to remain at $1.5 million for 2013, and Mr. Kornberg’s annual base salary is planned to remain at $700,000.

Performance-Based Incentives

Short-Term Incentives

Our short-term, performance-based cash incentive plan provides our NEOs with incentive payment opportunities for each six-month operating season. These incentive payment opportunities are based on the attainment of pre-established objective financial goals and are intended to motivate executives to work effectively to achieve financial performance objectives and reward them when objectives are met and results are certified by the Committee. Using short-term incentives tied to the traditional retail selling seasons of Spring (February through July) and Fall (August through January) allows us to establish appropriately aggressive performance expectations that align business performance expectations with the prevailing market and economic conditions.

2012 Short-Term Incentive Cash Compensation

The pre-established objective financial performance goals under the short-term cash incentive plan for 2012 were based on Operating Income, subject to adjustments for certain extraordinary items. Operating income is used because it is a performance measure over which executives can have significant impact, and is also directly linked to the Company’s long-range growth plan which drives stockholder value. There were no adjustments made for extraordinary items in 2012 for purposes of determining whether the performance target had been achieved.

The Committee sets the performance goals at the beginning of each six-month season based on an analysis of (1) historical performance; (2) internal financial plans; (3) financial results of other comparable businesses; and (4) economic conditions.

The target cash incentive compensation opportunity for each eligible executive is set at a percentage of base salary. For 2012, the amount of performance-based cash incentive opportunity for participating executives ranged from zero to double their incentive target, based upon the extent to which the pre-established performance goals were achieved or exceeded. The minimum, threshold, target and maximum short-term performance-based cash incentive payout opportunities of our NEOs for 2012 are set forth in the “Grants of Plan-Based Awards” table on page 49.

The short-term incentive cash compensation target as a percentage of base salary in effect for each of our NEOs for 2012 is shown below:

	Annual Short-Term Incentive Payout Opportunity at Target (as a % of Base Salary)
Name	2011 Fiscal Year End	Changes to Short-Term Incentives During 2012	2012 Fiscal Year End
Michael A. Weiss	150%	In April 2012, received a merit and market-based increase from 150% to 155%.	155%
David G. Kornberg	70%	In October 2012, was promoted to President and received an increase from 70% to 80% in connection with this promotion.	80%
Matthew C. Moellering	80%	In April 2012, received a merit and market-based increase from 80% to 85%.	85%
Michael C. Keane	Not applicable	Hired in March 2012.	60%
D. Paul Dascoli	50%	No change in 2012.	50%

* Ms. Horowitz-Bonadies’ annual short-term incentive payout opportunity at target was 70% of base salary for 2011 and 2012.

The following tables show each NEO’s performance-based cash incentive targets and actual payout as a percentage of base salary and operating income goals used to determine the incentive payment for 2012.

	Spring 2012					Fall 2012
	Percentage of Annual Base Salary (February 2012 through July 2012)					Percentage of Annual Base Salary (August 2012 through January 2013)

Name	Minimum Payout	Threshold Payout	Target Payout	Maximum Payout	Actual Payout	Minimum Payout	Threshold Payout	Target Payout	Maximum Payout	Actual Payout

Michael A. Weiss	0%	12.4%	62.0%	124.0%	37.8%	0%	18.6%	93.0%	186.0%	0%

David G. Kornberg	0%	5.6%	28.0%	56.0%	17.1%	0%	9.6%	48.0%	96.0%	0%

Matthew C, Moellering	0%	6.8%	34.0%	68.0%	20.7%	0%	10.2%	51.0%	102.0%	0%

Michael C. Keane	(1)	(1)	24.0%	48.0%	24.0%	0%	7.2%	36.0%	72.0%	0%

D. Paul Dascoli	0%	4.0%	20.0%	40.0%	12.2%	0%	6.0%	30.0%	60.0%	0%

Fran Horowitz -Bonadies	0%	5.6%	28.0%	56.0%	17.1%	0%	8.4%	42.0%	84.0%	0%

Performance Goal	Goal for Minimum Payout	Goal for Threshold Payout	Goal for Target Payout	Goal for Maximum Payout	Actual Achieved	Goal for Minimum Payout	Goal for Threshold Payout	Goal for Target Payout	Goal for Maximum Payout	Actual Achieved

Operating Income (in millions)	< $100.4	$100.4	$110.6	>= $119.6	$105.8	< $170.2	$170.2	$190.0	$205.0	$145.8

(1) Mr. Keane’s employment offer provided that his minimum payout for Spring 2012 would be at the Target Payout level.

2013 Short-Term Incentive Cash Compensation

Each NEO’s performance-based cash incentive target as a percentage of base salary for 2013 will remain the same as 2012 except for Mr. Dascoli, whose target was increased by the Committee in April 2013 from 50% to 60%.

We do not believe that disclosure of our 2013 goals is relevant to an understanding of compensation for 2012. In addition, because the components of operating income for 2013 contain highly sensitive data, we do not disclose specific future measures and targets because we believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance. Our 2013 goals are intended to be realistic and reasonable, but challenging, in order to drive performance on an individual basis.

Long-Term Incentives

Our long-term equity incentive awards are generally intended to accomplish the following main objectives: (1) create a direct correlation between our financial performance and stock price and compensation paid to our NEOs; (2) long-term retention of our NEOs; (3) assist in building equity ownership of our NEOs to increase alignment with long-term stockholder interests; (4) attract and motivate key employees; (5) reward participants for performance in relation to the creation of stockholder value; and (6) deliver competitive levels of compensation consistent with our compensation objectives. Stock-based awards for our NEOs are determined on a position-by-position basis using survey data for corresponding positions in our peer group. Individual awards vary based on the individual’s position, performance, ability to impact financial performance, and future potential. The exercise price for stock options is set at the most recent closing trading price prior to the grant date, options vest over multiple years, and options are exercisable for ten years after grant, which further drives stockholder alignment by encouraging a focus on long-term growth and stock performance.

Executives are generally granted equity-based awards as part of our annual merit review process consistent with the executive compensation decision making process described above. During this process, the Committee determines the appropriate overall value and mixture of each equity-based grant for the NEOs. We believe this mixture provides an appropriate balance between the goals of increasing the price of the Company’s common stock and avoiding risks that could threaten the Company’s growth and stability.

In March 2012, the Committee and Board determined that NEOs would receive a different mixture of equity-based awards for 2012. Specifically, the grant date value mixture shifted to approximately one-third stock options with time-based vesting and two-thirds restricted stock awards with performance and time-based vesting criteria. We believe that granting equity awards with performance vesting criteria is a good governance practice and will further strengthen the alignment between executive compensation and stockholder interests.

The performance metric for the restricted stock-based awards for 2012 was adjusted earnings per diluted share. For grant and vesting purposes, “adjusted earnings per diluted share” means the Company’s earnings per diluted share calculated in accordance with generally accepted accounting principles, adjusted to exclude the impact of any non-core operating costs consistent with past practice for debt extinguishment and one-time transaction costs. Historically, these adjustments were write-offs related to the repayment of debt and costs associated with our IPO and secondary offerings. There were no adjustments to earnings per diluted share in 2012.

2012 CEO Performance-Based Equity Incentive

In March 2012, the Company granted Mr. Weiss the following performance-based restricted shares:

Performance Category	Performance Metric (2012 Adjusted Earnings Per Diluted Share)	Number of Restricted Shares that Will Vest (one-third on each grant date anniversary for three years)
Minimum	Less than $1.72	0 (No shares vest)

Threshold	$1.72	90,600

Target	$1.89	181,200

Maximum	$1.98 or Higher	271,800
Actual	$1.60	0 (No shares vested)

The number of performance-based restricted shares that vest are interpolated between the threshold and target or target and maximum performance goals if the actual result is an amount between such goals. If the performance threshold had been met, these shares would have continued to vest during any period of time for which Mr. Weiss served as the non-executive Chairman of our Board of Directors, even if he was no longer serving as our CEO.

2012 Other NEO Equity Grants

Except for Mr. Keane who was hired in March, 2012, the equity award performance target in 2012 for our other NEOs was positive adjusted earnings per diluted share and was an incremental step towards strengthening our pay for performance philosophy. Mr. Keane’s restricted stock awards granted in 2012 did not have performance targets.

2013 Long-Term Equity Incentive Compensation

In April 2013, all of our NEOs were granted a mixture of equity-based awards with a grant date value of approximately one-third stock options with time-based vesting and two-thirds restricted stock units with performance and time-based vesting criteria. The grants are shown in the table below.

Named Executive Officer	Stock Options	Performance-Based Restricted Stock Units
		Minimum	Threshold	Target	Maximum
Michael A. Weiss	146,640	0	105,221	140,295	175,369
David Kornberg	34,200	0	28,849	38,465	48,081
Matthew Moellering	38,000	0	32,055	42,740	53,425
Michael Keane	19,760	0	16,669	22,225	27,781
D. Paul Dascoli	18,050	0	15,225	20,300	25,375

For Mr. Weiss, one-third of the stock options vest each year, subject to continued employment or service with the Company as non-executive chairman of the Board. For the other NEOs, one-fourth of the stock options vest each year, subject to continued employment with the Company.

The number of performance-based restricted stock units that vest will be determined based on the Company’s adjusted earnings per diluted share for fiscal year 2013 compared to the performance goals established by the Committee. The performance goals are the same for all NEOs. The range of possible payouts for these awards is set forth in the table above. The restricted stock units that vest based on performance will be determined using straight line interpolation if adjusted earnings per diluted share is an amount between performance goals.

We do not believe that disclosure of our 2013 goals is relevant to an understanding of compensation for 2012. In addition, because the components of adjusted earnings per diluted share for 2013 contain highly sensitive data, we do not disclose specific future measures and targets because we believe that such disclosure would result in serious competitive harm and be detrimental to our operating performance. Our 2013 goals are intended to be realistic and reasonable, but challenging, in order to drive performance on an individual basis.

For Mr. Weiss, one-half of the performance-based restricted stock units that are earned based on achievement of the performance goals will vest each year, subject to continued employment with the Company. For the other NEOs, one-third of the performance-based restricted stock units that are earned based on achievement of the performance goals will vest each year, subject to continued employment with the Company.

Succession Planning & Special CEO Retention Award

In April 2013, in order to support the Board’s succession planning process and desire for leadership continuity, the Committee approved a special one-time cash retention award for Mr. Weiss. The award is performance-based using the Company’s relative total shareholder return (“relative TSR”) as compared to the S&P 500 as the measure for determining any amount that will be earned and payable to Mr. Weiss. The performance period for measuring Relative TSR is the two-year period commencing on February 3, 2013, the first day of the Company’s 2013 fiscal year, and ending on January 31, 2015, the last day of the Company’s 2014 fiscal year. The performance targets and range of possible payouts for this award are set forth in the following table. The cash payment amount will be determined using straight line interpolation between points in the table.

	Minimum	Threshold Goal	Target Goal	Above Target Goal	Maximum
Performance Goal (Relative TSR)	Less than 25th percentile	25th percentile	50th percentile	75th percentile	90th percentile or higher
Payout	$0	$2 million	$4 million	$6 million	$8 million

Mr. Weiss will only receive the earned portion of the award if he remains employed by the Company through the end of the performance period, except in the case of death, disability, or certain terminations following a change in control. This award was made after the end of fiscal year 2012 and therefore is not part of Mr. Weiss’ 2012 compensation.

Additional Executive Benefits and Perquisites

We provide our executive officers with executive benefits and perquisites that the Committee believes are reasonable and in the best interests of the Company and its stockholders. Consistent with our compensation objectives, we provide benefits for our executive officers, including retirement plans, executive medical benefits, life insurance benefits, housing relocation benefits, paid time off, and other perquisites described below. The Committee, in its discretion, may revise, amend, or add to an officer’s executive benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies. We have no current plans to materially change the levels of benefits we provide.

Retirement Plan Benefits

We do not sponsor a defined benefit retirement plan as we do not believe that such a plan best serves the needs of our employees or the Company at this time. We sponsor a tax-qualified defined contribution retirement plan and a nonqualified defined contribution retirement plan. Participation in the qualified plan is available to employees who meet certain age and service requirements. Participation in the nonqualified plan is made available to employees who meet certain age, service, and job level requirements. Our executive officers participate in these plans based on these requirements.

Qualified Retirement Plan

The qualified plan is available to all eligible employees, including executive officers, and allows them to elect to make contributions up to the maximum limits allowable under Section 401(k) of the Internal Revenue Code (the “Code”). We match employees’ contributions according to a predetermined formula and contribute additional discretionary contribution amounts based on a percentage of the employees’ eligible annual compensation and years of service. Employees’ contributions and Company matching contributions vest immediately. Additional Company contributions and the related investment earnings are subject to vesting based on years of service. Please refer to footnote 7 to the Summary Compensation Table on page 47 for details of Company contributions.

Nonqualified Deferred Compensation Plan

The nonqualified deferred compensation plan is available to all director-level and above employees and is an unfunded plan which provides benefits beyond the Code limits for qualified defined contribution plans. The plan permits participating employees to elect contributions up to a maximum percentage of eligible compensation. We match employees’ contributions according to a predetermined formula and credit additional amounts equal to a percentage of the employees’ eligible compensation beyond the compensation taken into account under the Code limits for qualified defined contribution plans based on years of service. The plan also permits employees to defer additional compensation up to a maximum amount which we do not match. Employees’ accounts are credited with interest using a rate determined annually based on factors or indices, including the borrowing rates available to the Company. The interest rate for the 2012 plan year was 7.1%. Employees’ contributions and the related interest vest immediately. Company contributions and credits and the related interest are subject to vesting based on years of service. Employees generally may elect in-service distributions for the unmatched deferred compensation component only. The remaining vested portion of employees’ accounts in the plan will be distributed upon termination of employment in either a lump sum or in equal annual installments over a specified period of up to ten years as elected by the participant. Please refer to footnote 7 to the Summary Compensation Table table on page 47 for details of Company contributions.

Health and Welfare Benefits

Executive Medical

In addition to the group health plans eligible to all full-time employees, the Company’s executive medical program provides benefits to reimburse executives for certain out-of-pocket healthcare-related expenses. This program reimburses 100% of eligible expenses up to a total of $10,000 per family per calendar year. All executive officers are eligible for the executive medical program.

Executive Life Insurance

We provide all executive officers with executive life insurance that offers a benefit equal to two times their annual base salary up to a maximum of $2 million.

Executive Disability Insurance

We provide all executive officers with disability coverage that provides a benefit of 100% base salary continuation for up to 365 days and then 60% of the executive’s base salary plus the annual average of the last three years of incentive cash compensation, up to a maximum benefit of $25,000 per month.

Perquisites

Personal Use of Airplane

Pursuant to his employment agreement and for security and personal safety reasons, Mr. Weiss is eligible to use a private aircraft for business travel and for a maximum of 100 hours per year of personal travel. Use of the corporate aircraft for business and personal reasons also allows Mr. Weiss to be more productive and efficient when he is required to travel.

Housing Allowance

We provide Mr. Weiss with a reimbursement allowance for the business use of a private residence in the New York City area, which is used when Mr. Weiss is required to be at our New York design studio or otherwise required by us to be in the New York City area.

Other Corporate Governance Considerations in Compensation

Compensation Clawback Policy

The Committee has approved a policy concerning the recovery of incentive compensation. This policy applies to any performance-based awards paid to our NEOs as well as other key executives, beginning September 1, 2011.

Under the policy, in the event of a material restatement of Express’ financial results, the Committee will review the circumstances that caused the restatement and consider accountability to determine whether a covered employee was negligent or engaged in misconduct. If so, and if the amount of a cash incentive award paid or to be paid, or the shares vested or to be vested of a performance-based long-term incentive award would have been less had the financial statements been correct, the Committee will recover compensation from the covered employee as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to Section 304 under the Sarbanes-Oxley Act of 2002, and will be modified to the extent required by the Dodd-Frank Act of 2010.

Stock Ownership Guidelines

We have stock ownership requirements for our executives to further build commonality of interest between management and stockholders and to encourage executives to think and act like owners. Our current stock ownership guidelines are as follows:

Chief Executive Officer	Lesser of 5x annual base salary or 200,000 shares
President, Chief Operating Officer	Lesser of 3x annual base salary or 75,000 shares
Other Executive Officers	Lesser of 2x annual base salary or 40,000 shares
Board Members	Lesser of 3x annual retainer or 12,000 shares

The executive officers and Board members have five years to meet the guidelines. To avoid fluctuating ownership requirements, except upon a promotion, once our executives have achieved the ownership guidelines, they will be considered to have satisfied the requirements as long as the shares used to meet the underlying requirements are retained. The Committee annually reviews each executive officer’s progress on achieving the applicable level of ownership. During the Committee’s most recent review of ownership levels, it was determined that the CEO holds stock well in excess of 5 times his annual base salary and that the other NEOs currently meet or are on track to meet the applicable ownership guideline.

Employment and Severance Agreements

Prior to our IPO, we entered into employment agreements with Messrs. Weiss, Kornberg and Moellering. We are also a party to severance agreements with Messrs. Dascoli and Keane. Please refer to the Employment Related Agreements section beginning on page 52 for more detail, including a description of amendments to the agreements with Messrs. Kornberg, Moellering, Dascoli, and Keane.

Severance and Post-Employment Benefits

Please refer to the tables beginning on page 56 for information regarding potential payments upon termination and change in control and to the Employment Related Agreements section beginning on page 52 for more detail.

Policy Regarding Timing of Stock-Based Awards

The Committee recognizes the importance of adhering to specific practices and procedures in the granting of equity awards and has adopted a specific policy around this process.

Except as it relates to grants to new or promoted employees, the Committee (or the Board as applicable) generally grants equity awards annually during the first quarter in a given fiscal year. From time to time the Committee (or Board as applicable) may determine that it is in the best interests of the Company to grant awards at other times throughout the year, in which case, such grants are generally made on the 15th calendar day of a month.

Grants of awards to new or promoted employees are made on a monthly basis on the 15th calendar day of the month (or the first business day thereafter if the 15th calendar day is not a trading day). To be eligible for a grant within a month, an employee’s first date of employment (or the promotion effective date for promoted employees) must be on or before the 15th calendar day of such month (or the first business day thereafter if the 15th calendar day is not a trading day). Otherwise, the employee’s grant is made on the 15th calendar day (or the first business day thereafter if the 15th calendar day is not a trading day) of the following month.

Trading Controls

Executive officers, including the NEOs, are required to receive pre-approval from the Company’s General Counsel prior to entering into any transactions in Company securities. Generally, trading is permitted only during specified trading periods. Employees who are subject to trading restrictions, including the NEOs, may enter into a trading plan under Rule 10b5-1 of the Exchange Act. These trading plans may be entered into only during an open trading period and must be approved by the Company.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Code Section 162(m) (“162(m)”). 162(m) generally limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year unless such compensation is “performance-based” under 162(m). However, under a 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to 162(m) until the earliest of (1) the expiration of the plan or agreement, (2) a material modification of the plan or agreement, (3) the issuance of all employer stock and other compensation that has been allocated under the plan, or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering (the “Transition Date”). After the Transition Date, rights or awards granted under the plan, other than stock options and stock appreciation rights, will not qualify as “performance-based compensation” for purposes of 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders. In 2012 our stockholders approved the performance goals and annual grant limitations under the 2010 Plan.

We consider the impact of 162(m) when developing and implementing our executive compensation program. Cash incentive awards, performance-based equity awards, and stock options generally are designed to meet the deductibility requirements. We believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under

162(m). Amounts paid under any of our compensation programs, including salaries, cash incentive awards, performance stock awards, and other equity awards, may not qualify as performance-based compensation that is excluded from the limitation on deductibility.

Many other Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective, and maintain flexibility.

Report of the Compensation and Governance Committee

The Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended February 2, 2013 and this proxy statement.

Compensation and Governance Committee

Mylle H. Mangum, Chair

Sona Chawla

Theo Killion

Peter Swinburn

Compensation Tables

The purpose of the following tables is to provide information regarding the compensation earned by our NEOs during the fiscal years indicated.

The Summary Compensation Table and the Grants of Plan-Based Awards should be viewed together for a more complete representation of both the annual and long-term incentive compensation elements of our executive compensation program.

Summary Compensation Table

The following table shows the compensation earned by our NEOs during the years ended February 2, 2013, January 28, 2012, and January 29, 2011, referred to as 2012, 2011, and 2010, respectively.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(7)	Total ($)

Michael A. Weiss Chairman & CEO	2012	1,528,846	—	4,575,300 (6)	2,424,456	567,300	12,686	782,742	9,891,330 (6)
	2011	1,413,461	—	5,275,350	5,229,150	4,041,000	2,238	485,235	16,446,434
	2010	1,000,000	—	110,004	2,305,800	2,000,000	—	566,899	5,982,703

David G. Kornberg President—Men’s & Women’s Merchandising & Design	2012	633,654	—	791,913	395,728	102,480	28,867	159,958	2,112,600
	2011	531,250	100,000	740,616	246,773	635,460	17,167	167,623	2,438,889
	2010	466,346	—	21,993	461,160	522,500	11,679	110,066	1,593,744

Matthew C. Moellering Executive Vice President & Chief Operating Officer	2012	704,808	—	837,543	417,389	145,180	23,815	188,852	2,317,587
	2011	624,038	—	981,246	493,545	907,920	12,564	191,217	3,210,530
	2010	500,000	50,000	26,396	553,392	600,000	7,119	120,122	1,857,029

Michael C. Keane Executive Vice President—Human Resources	2012	451,923	150,000	522,800	350,210	120,000	—	6,091	1,601,024

D. Paul Dascoli Senior Vice President Chief, Financial Officer & Treasurer	2012	471,346	—	133,951	66,766	56,730	11,046	37,928	777,767
	2011	155,769	353,314	446,600	298,330	224,100	2,258	18,737	1,499,108

Fran Horowitz- Bonadies Former Executive Vice President— Women’s Merchandising & Design	2012	572,019	—	469,019	233,749	115,290	29,832	848,180	2,268,089
	2011	604,423	100,000	740,626	246,773	717,180	17,298	189,885	2,616,185
	2010	516,539	—	21,993	461,160	572,000	11,228	128,410	1,711,330

(1)	We follow a 52/53 week fiscal year that ends on the Saturday nearest to January 31 in each year. Fiscal 2010 and 2011 consisted of 52 weeks, and fiscal 2012 consisted of 53 weeks. For 2012, includes a payment to Ms. Horowitz-Bonadies related to her separation for unused paid time off.
(2)	For 2010, includes a special bonus paid to Mr. Moellering for his contributions in connection with our IPO. For 2011, includes special bonuses paid to Ms. Horowitz-Bonadies and Mr. Kornberg. For Mr. Dascoli, includes a $100,000 sign-on bonus and a $250,000 one-time payment primarily in consideration of certain equity compensation forfeited in connection with his departure from his previous employer, and a special bonus of $3,314 to cover certain costs related to his employment transition. For 2012, includes a $150,000 sign-on bonus for Mr. Keane.
(3)	Reflects the aggregate grant date fair value of awards granted in the applicable year. These values have been determined based on the assumptions and methodologies set forth in Note 11 of our financial statements included in our Annual Report on Form 10-K for the year ended February 2, 2013.
(4)	Represents amounts paid under our performance-based cash incentive plan. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Performance-Based Incentives” for more details.

(5)	We do not sponsor any tax-qualified or nonqualified defined benefit retirement plans. For 2012, the amounts shown represent the amount by which earnings of 7.1% on each NEO’s nonqualified deferred compensation account balance exceeded 120% of the applicable federal long-term rate.
(6)	Reflects performance-based stock award at target, however, Mr. Weiss forfeited this performance-based stock award in full because the Company did not achieve 2012 performance threshold goals associated with this award. For 2012, his total compensation would have been $5,316,030 if we were not required to include the grant date fair value of the performance-based stock award at target that Mr. Weiss did not receive in 2012.
(7)	The following table details All Other Compensation paid to each NEO during 2012:

	Executive Health Benefits ($)(a)	Executive Life and Disability Insurance ($)(b)		Housing Allowance ($)(d)			Tax Payments ($)(g)	Qualified Retirement Plan		Nonqualified Supplemental Retirement Plan
Name			Personal Aircraft Usage ($)(c)		Reloca- tion Benefits ($)(e)	Severance ($)(f)		401(k) Company Match ($)(h)	Annual Company Contribution ($)(i)	Company Match ($)(j)	Annual Company Contribution ($)(k)	Total
Michael A. Weiss	6,526	2,136	411,399	15,500	—	—	—	—	15,328	—	331,853	782,742
David G. Kornberg	6,526	1,576	—	—	—	—	—	10,462	15,328	50,503	75,563	159,958
Matthew C. Moellering	6,526	1,697	—	—	—	—	—	10,154	15,328	65,978	89,169	188,852
Michael C. Keane	4,894	1,197	—	—	—	—	—	—	—	—	—	6,091
D. Paul Dascoli	9,155	1,435	—	—	15,192	—	7,253	4,893	—	—	—	37,928
Fran Horowitz- Bonadies	5,438	1,250	—	—	—	679,196	—	8,000	15,328	54,531	84,437	848,180

(a)	For 2012, the following items are included in “Executive Health Benefits”: actual premiums paid by the Company for the Executive Medical Program and the employer paid cost of executive physicals. For 2010 and 2011, the following items were also included in “Executive Health Benefits”: average Company cost per employee for the Employee Medical Plan and Employee Dental Plan.
(b)	Amounts represent the annual premiums paid by the Company for executive life insurance and executive disability insurance.
(c)	This represents the expense for use of purchased aircraft time for personal private aircraft usage for Mr. Weiss. Mr. Weiss’ use of a private aircraft for personal travel is limited to a maximum of 100 hours per year. Mr. Weiss is responsible for paying the taxes associated with this benefit.
(d)	Amount includes payments to Mr. Weiss for lodging in a personal apartment in lieu of a hotel stay while on business in New York. Mr. Weiss is responsible for paying the taxes associated with this benefit.
(e)	For Mr. Dascoli, represents amounts for relocation expenses paid under our relocation benefit program, which is generally available to employees for relocations requested and initiated by the Company.
(f)	Represents amounts paid to Ms. Horowitz-Bonadies pursuant to the severance provisions of her employment agreement, including severance payments of $145,385 paid in 2012 and $529,615 to be paid in 2013, in addition to $4,196 for COBRA premium subsidies reimbursed in 2012. Also includes payable in 2013 the Fall 2012 performance-based cash incentive award payout of $0.00. Excludes a potential payment in 2013 for the Spring 2013 performance-based cash incentive award of $189,000 estimated at 100% of target.
(g)	For Mr. Dascoli, represents tax gross-ups related to his relocation expenses paid under our relocation benefit program, which is generally available to employees for relocations requested and initiated by the Company. All of our special executive tax gross-up benefits were eliminated beginning in 2011 without payment of any additional consideration to the NEOs.
(h)	The Company matches 100% of the first 4% of 401(k) deferrals. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Qualified Retirement Plan.”
(i)	The Company contributes 3% of compensation up to the Social Security Wage Base (SSWB) plus 6% over the SSWB up to the IRS Qualified Plan Maximum Compensation Limit. The formula changes to 4% and 6% respectively after 5 years of service. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Qualified Retirement Plan.”
(j)	The Company matches 200% of employee deferrals (the maximum employee deferral for this Plan is 3%). See “—Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Nonqualified Deferred Compensation Plan.”
(k)	The Company contributes 6% of compensation in excess of the IRS Qualified Plan Maximum Compensation Limit. The formula changes to 8% after 5 years of service. See “—Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation— Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Nonqualified Deferred Compensation Plan.”

Grants of Plan-Based Awards

During 2012, each of our NEOs participated in our performance-based cash incentive plan under which each NEO was eligible for awards set forth under “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” below. The actual payout for the NEOs is set forth under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a detailed discussion of our performance-based cash incentive plan, refer to “—Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation—Performance-Based Incentives—Short-Term Incentives.” In addition, each of our NEOs participated in our performance-based equity incentive plan under which each officer was eligible for awards set forth under “Estimated Future Payouts Under Equity Incentive Plan Awards” below. For a detailed discussion of our performance-based equity incentive plan, refer to “—Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation—Long-Term Incentives.”

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Option (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(9)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael A. Weiss	— 03/22/2012(1) 03/22/2012(2)	465,000 — —	2,325,000 — —	4,650,000 — —	— 90,600 —	— 181,200 —	— 271,800 —	— — —	— — 181,200	— — 25.25	— 4,575,300 2,424,456
David G. Kornberg	— 03/22/2012(3) 03/22/2012(4) 10/15/2012(5) 10/15/2012(5)	100,800 — — — —	504,000 — — — —	1,008,000 — — — —	— 18,575 — — —	— 18,575 — — —	— 18,575 — — —	— — — 28,600 —	— — 17,260 — 27,100	— — 25.25 — 11.29	— 469,019 233,749 322,894 161,979
Matthew C. Moellering	— 03/22/2012(3) 03/22/2012(4)	119,000 — —	595,000 — —	1,190,000 — —	— 33,170 —	— 33,170 —	— 33,170 —	— — —	— — 30,820	— — 25.25	— 837,543 417,389
Michael C. Keane	— 03/15/2012(7) 03/15/2012(8) 03/15/2012(7)	156,000(6) — — —	300,000 — — —	600,000 — — —	— — — —	— — — —	— — — —	— 10,000 10,000 —	— — — 25,000	— — — 26.14	— 261,400 261,400 350,210
D. Paul Dascoli	— 03/22/2012(3) 03/22/2012(4)	46,500 — —	232,500 — —	465,000 — —	— 5,305 —	— 5,305 —	— 5,305 —	— — —	— — 4,930	— — 25.25	— 133,951 66,766
Fran Horowitz- Bonadies	— 03/22/2012(3) 03/22/2012(4)	94,500 — —	472,500 — —	945,000 — —	— 18,575 —	— 18,575 —	— 18,575 —	— — —	— — 17,260	— — 25.25	— 469,019 233,749

(1)	Includes restricted stock with performance-based and time-based vesting criteria granted under the 2010 Plan. This award was forfeited because the performance threshold was not met. If the performance threshold was met, one third of these awards would have vested in equal installments on March 22, 2013, 2014, and 2015.
(2)	Includes stock options granted under the 2010 Plan. One third of these awards vest in equal installments on March 22, 2013, 2014, and 2015.
(3)	Includes restricted stock with performance-based and time-based vesting criteria granted under the 2010 Plan. The performance threshold was met; therefore one fourth of these awards vest in equal installments on March 22, 2013, 2014, 2015, and 2016.
(4)	Includes stock options granted under the 2010 Plan. One fourth of these awards vest in equal installments on March 22, 2013, 2014, 2015, and 2016.
(5)	Includes restricted stock or stock options, as applicable, granted under the 2010 Plan. One fourth of these awards vest in equal installments on October 14, 2013, 2014, 2015 and 2016.

(6)	Mr. Keane’s employment offer provided that his minimum payout for Spring 2012 would be at the target payout level. Includes Mr. Keane’s performance-based cash incentive payment for Spring 2012 of $120,000 and threshold payout of $36,000 for Fall 2012.
(7)	Includes restricted stock units or stock options, as applicable, granted under the 2010 Plan. One fourth of these awards vest in equal installments on March 12, 2013, 2014, 2015 and 2016.
(8)	Includes restricted stock units granted under the 2010 Plan which vest on March 12, 2014.
(9)	Reflects the aggregate grant date fair value of stock awards and option awards, as applicable. These values have been determined based on the assumptions and methodologies set forth in Note 11 of our financial statements included in our Annual Report on Form 10-K for the year ended February 2, 2013.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding the outstanding equity awards held by our NEOs as of February 2, 2013.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(13)
Michael A. Weiss	— 177,500 (2) — 125,000 (3) —	181,200 (1) 355,000 (2) — 125,000 (3) —	— — — — —	25.25 18.51 — 17.00 —	03/22/2022 02/18/2021 — 05/12/2020 —	— — 190,000 (2) — 2,986 (3)	— — 3,515,000 — 55,241
David G. Kornberg	— — — — 6,250 (7) — — 25,000 (3) —	27,100 (4) — 17,260 (5) — 18,750 (7) — — 25,000 (3) —	— — — — — — — — —	11.29 — 25.25 — 18.51 — — 17.00 —	10/15/2022 — 03/22/2022 — 02/18/2021 — — 05/12/2020 —	— 28,600 (4) — 18,575 (6) — 26,191 (8) 9,750 (7) — 597 (3)	— 529,100 — 343,638 — 484,534 180,375 — 11,045
Matthew C. Moellering	— — 12,500 (7) — — 30,000 (3) —	30,820 (5) — 37,500 (7) — — 30,000 (3) —	— — — — — — —	25.25 — 18.51 — — 17.00 —	03/22/2022 — 02/18/2021 — — 05/12/2020 —	— 33,170 (6) — 26,191 (8) 19,500 (7) — 717 (3)	— 613,645 — 484,534 360,750 — 13,265
Michael C. Keane	— — —	25,000 (9) — —	— — —	26.14 — —	03/15/2022 — —	— 10,000 (9) 10,000 (10)	— 185,000 185,000
D. Paul Dascoli	— — 6,250 (11) — —	4,930 (5) — 18,750 (11) — —	— — — — —	25.25 — 22.33 — —	03/22/2022 — 10/17/2021 — —	— 5,305 (6) — 7,500 (11) 10,000 (12)	— — — 138,750 185,000
Fran Horowitz-Bonadies	6,250 (7) 25,000 (3)	— —	— —	18.51 17.00	02/14/2013 02/14/2013	— —	— —

(1)	Includes stock options granted in 2012 under the 2010 Plan. One third of these awards vest in equal installments on March 22, 2013, 2014, and 2015.

(2)	Includes stock options or restricted stock units, as applicable, granted in 2011 under the 2010 Plan. One third of these awards vest in equal installments on February 18, 2012, 2013, and 2014.
(3)	Includes stock options granted in 2010 under the 2010 Plan or restricted stock units granted to option holders on December 23, 2010 under the 2010 Plan to equitably compensate option holders for the diminution in value of their stock options as a result of the Company’s special dividend paid in December 2010.

One fourth of these awards vest in equal installments on May 12, 2011, 2012, 2013 and 2014.

(4)	Includes stock options or restricted stock, as applicable, granted in 2012 under the 2010 Plan. One fourth of these awards vest in equal installments on October 14, 2013, 2014, 2015 and 2016.
(5)	Includes stock options granted in 2012 under the 2010 Plan. One fourth of these awards vest in equal installments on March 22, 2013, 2014, 2015, and 2016.
(6)	Includes restricted stock with performance-based and time-based vesting criteria granted in 2012 under the 2010 Plan. The performance threshold was met but remains subject to time-based vesting. One fourth of these awards vest in equal installments on April 1, 2013, and March 22, 2014, 2015, and 2016.
(7)	Includes stock options or restricted stock units, as applicable, granted in 2011 under the 2010 Plan. One fourth of these awards vest in equal installments on February 18, 2012, 2013, 2014, and 2015.
(8)	Includes restricted stock granted in 2011 under the 2010 Plan. Half of these awards vest in equal installments on September 1, 2013 and 2015.
(9)	Includes stock options or restricted stock units, as applicable, granted in 2012 under the 2010 Plan. One fourth of these awards vest in equal installments on March 12, 2013, 2014, 2015 and 2016.
(10)	Includes restricted stock units granted in 2012 under the 2010 Plan which vest on March 12, 2014.
(11)	Includes stock options or restricted stock units, as applicable, granted in 2011 under the 2010 Plan. One fourth of these awards vest in equal installments on October 17, 2012, 2013, 2014, and 2015.
(12)	Includes restricted stock units granted in 2011 under the 2010 Plan which vest on October 17, 2013.
(13)	Based on the February 1, 2013 closing stock price of $18.50.

Option Exercises and Stock Vested

The following table provides information relating to the stock awards that vested during 2012. There were no option awards exercised during 2012.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)

Michael A. Weiss(2)	—	—	96,494	2,201,423

David G. Kornberg	—	—	3,549	81,189

Matthew C. Moellering	—	—	6,859	156,712

Michael C. Keane	—	—	—	—

D. Paul Dascoli	—	—	2,500	29,375

Fran Horowitz-Bonadies	—	—	3,549	81,189

(1)	Amounts reflect the market value of our common stock on the day the stock award vested.
(2)	Includes stock awards granted on December 23, 2010 and February 18, 2011.

Pension Benefits

We do not sponsor any qualified or nonqualified defined benefit plans. The Board or Committee may elect to adopt qualified or nonqualified defined benefit plans in the future if it determines that doing so is in the Company’s best interest.

Deferred Compensation

We provide a nonqualified deferred compensation plan for our executive officers. See “—Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation—Additional Executive Benefits and Perquisites—Retirement Plan Benefits—Nonqualified Deferred Compensation Plan.” The following table provides the figures related to our Nonqualified Deferred Compensation Plan for 2012.

Name	Executive Contributions ($)	Company Contributions ($)(1)	Aggregate Earnings ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Year End ($)

Michael A. Weiss	—	331,853	27,732	—	461,820

David G. Kornberg	25,251	126,066	63,102	—	924,520

Matthew C. Moellering	32,989	155,147	52,059	—	783,938

Michael C. Keane	—	—	—	—	—

D. Paul Dascoli	68,602	—	24,147	—	364,990

Fran Horowitz-Bonadies	27,266	138,969	65,212	—	953,607

(1)	These amounts were included in the All Other Compensation column of the Summary Compensation Table.
(2)	The above-market portion of these earnings was included in the Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.

Employment Related Agreements

Prior to our IPO, we entered into employment agreements with Messrs. Weiss, Kornberg, and Moellering. We are also party to severance agreements with Messrs. Dascoli and Keane.

In April 2013, in connection with its annual review of executive compensation arrangements and after reviewing available market data, the Committee approved amendments to the severance provisions in the employment agreements with Messrs. Kornberg and Moellering and the severance agreements with Messrs. Keane and Dascoli in order to make the severance arrangements more competitive and in-line with those offered by the Company’s peer group.

The Committee believes that the severance arrangements in these agreements protect stockholder interests by retaining management should periods of uncertainty arise.

Michael A. Weiss

Prior to our IPO, we entered into an employment agreement with Mr. Weiss, our Chairman and Chief Executive Officer. Under the terms of the employment agreement, effective February 1, 2010, Mr. Weiss is entitled to an annual base salary, subject to annual review thereof by the Board for potential increase. Mr. Weiss is also eligible to earn a short-term, performance-based cash incentive payment for each six-month operating season, and equity awards.

Mr. Weiss is also eligible to receive benefits in accordance with the standard benefit plans we provide to our other senior executives. In addition, we provide Mr. Weiss with the use of a private jet for his business-related travel (necessitated primarily by his frequent trips to our New York design studio) and for up to 100 hours of his personal travel. Mr. Weiss is also entitled to up to four weeks of paid time off and reimbursement for all business travel, entertainment and other business expenses, including a reasonable daily reimbursement allowance for the business use of his private residence in New York City, which he uses when required to be at our New York design studio.

Mr. Weiss’ employment continues until the earlier of his resignation (with or without good reason), death or disability, or termination by us (with or without cause). If we terminate Mr. Weiss’ employment without cause or Mr. Weiss resigns for good reason, Mr. Weiss is entitled to receive severance equal to (1) 12 months of his then-current base salary payable within sixty days of termination, (2) continuation of his medical and dental benefits for 12 months, (3) a guaranteed bonus payment equal to 100% of his then-current base salary, and (4) a short-term performance-based cash incentive payment for the season in which Mr. Weiss’ employment was terminated if Mr. Weiss would have otherwise been entitled to receive such bonus (prorated based on the number of days Mr. Weiss was employed during the season in which any such termination may occur), payable when Mr. Weiss would have otherwise been entitled to payment had his employment not been terminated. Mr. Weiss’ receipt of severance is contingent upon execution of a general release of any and all claims arising out of or related to his employment with us and the termination of his employment.

“Good reason” under the employment agreement generally includes (1) an adverse change in responsibilities, pay or reporting relationship, (2) relocation outside of Columbus or New York or the Company’s headquarters, (3) the failure by the Company to abide by the agreement, or (4) the failure by any successor to assume the agreement. “Cause” under the employment agreement generally includes (1) failure to perform material duties, (2) conviction of a felony or (3) willful misconduct which results in material harm to the Company.

Mr. Weiss has also agreed to customary restrictions with respect to the use of our confidential information and has agreed that all intellectual property developed or conceived by Mr. Weiss while he is employed by us which relates to our business is Company property. During the term of Mr. Weiss’ employment with us and during the twelve-month period immediately thereafter, Mr. Weiss has agreed not to (1) solicit or hire any of our employees, (2) induce or attempt to induce any supplier, licensee, licensor or other material business relation of ours to cease doing business with us, or (3) participate (whether as an officer, director, employee or otherwise) in any competitive business (subject to Mr. Weiss’ ability to serve as a member of the board of directors of certain agreed-upon public companies).

On September 1, 2011, the Company and Mr. Weiss entered into an amendment to his original employment agreement pursuant to which Mr. Weiss voluntarily agreed that he will no longer be entitled to any tax gross-up payments from the Company, including tax gross-up payments on perquisites and taxes under Sections 280G and 4999 of the Code. Mr. Weiss did not receive any remuneration from the Company in exchange for agreeing to the amendment.

Other Employment Agreements Entered into Prior to the IPO

Prior to our IPO, as part of our executive retention strategy, we entered into employment agreements with Messrs. Moellering and Kornberg. The term of each of these employment agreements is five years with automatic renewals thereafter on a year-to-year basis unless we or the applicable executive provides prior written notice of non-renewal. Notwithstanding the foregoing, the employment agreements may be terminated at any time in the case of the applicable executive’s resignation, death or disability or termination by us.

Each such employment agreement provides for an annual base salary that is subject to annual review by us for potential increase, as well as short-term, performance-based cash incentive payment opportunities for each six-month operating season based on a percentage of the applicable executive’s base salary. See “—Compensation Discussion and Analysis—What We Pay And Why: Elements of Compensation—Performance-Based Incentives.”

In addition, each such employment agreement provides that the applicable executive is eligible for equity-based compensation awards that are commensurate with the executive’s performance and position. Each such executive is also entitled to participate in all employee benefit plans that we maintain and make available to our senior executives and is entitled to paid time off in accordance with our policies as in effect from time to time.

The employment agreements include customary restrictions with respect to the use of our confidential information and provide that all intellectual property developed or conceived by the executive while the executive is employed by us that relates to our business is Company property. During the executive’s term of employment with us and during the twelve-month period immediately thereafter (or the period during which executive is receiving post-employment benefits from us if longer), each executive has agreed not to (1) solicit any of our employees, (2) interfere with or harm any of our business relationships, or (3) participate (whether as an officer, director, employee or otherwise) in any competitive business.

In April 2013, as part of the Committee’s annual review of executive compensation arrangements, the Committee approved changes to the severance arrangements for Messrs. Kornberg and Moellering in order to make them more competitive and in-line with the severance arrangements offered by the Company’s peer group. Each original employment agreement provided that, if we failed to extend the executive’s agreement or terminated the executive’s employment without cause, or if the executive terminated the executive’s employment for good reason, the executive would continue to receive one year of the executive’s then-current base salary and (subject to certain exceptions) medical and dental benefits during the one-year period following such termination. If the executive agreed to execute a general release of claims against the Company, the executive would also be entitled to receive the amount of the cash incentive compensation that the executive would have otherwise received during the first year after termination.

Under the amended employment agreements, if the executive’s employment with the Company is terminated by the Company other than for cause, or by the executive for good reason, and the executive signs a general release, then the executive will be entitled to receive his base salary and medical and dental benefits for 18 months following separation from the Company. In addition, the executive will also be entitled to receive the amount of cash incentive compensation that the executive would have otherwise received during the twelve-month period following separation from the Company.

In the event that the executive’s employment with the Company is terminated by the Company other than for cause, or by the executive for good reason, and the termination occurs in connection with a change-in-control of the Company (as defined in the 2010 Plan), and the executive signs a general release, then the executive will be entitled to (1) a one-time payment equal to (a) two times the executive’s annual base salary, plus (b) one and a half times the executive’s annual cash incentive compensation at target; (2) medical and dental benefits for 18 months following separation from the Company; and (3) automatic vesting of any unvested outstanding equity awards (at target with respect to performance-based equity awards).

“Good reason” under the employment agreements generally includes (1) an adverse change in responsibilities, pay or reporting relationship, (2) relocation outside of the U.S., (3) the failure by the Company to abide by the agreement or (4) failure by any successor to assume the agreement. “Cause” under the employment agreements generally includes (1) failure by the executive to perform his or her material duties, (2) conviction of a felony, or (3) misconduct in bad faith which could reasonably be expected to result in material harm to the Company.

Ms. Horowitz-Bonadies and the Company also entered into the same form of original employment agreement described above prior to our IPO. In connection with her departure from the Company in November 2012, Ms. Horowitz-Bonadies is entitled to receive salary continuation and medical and dental benefits for one year following the date of separation. She was also entitled to the Fall 2012 performance-based cash incentive payout ($0.00) and will be entitled to the Spring 2013 performance-based cash incentive payout that she would have received if she were still employed with Express at the time of payout which would be $189,000 at target. Refer to “—Compensation Tables—Summary Compensation Table” for additional information.

Severance Agreements

We entered into a severance agreement with Mr. Dascoli when he joined us in September 2011 and Mr. Keane when he joined us in March 2012. Each severance agreement provided that if we terminated such person’s employment without cause, upon execution of a general release, he would continue to receive one year of his then-current base salary and, subject to certain exceptions, medical and dental benefits during the one-year period following such termination.

In April 2013, the Committee approved changes to the severance agreements for Messrs. Dascoli and Keane in order to make them more competitive and in-line with the severance arrangements offered by the Company’s peer group. Under the amended severance agreements, if the executive’s employment with the Company is terminated by the Company other than for cause, or by the executive for good reason, and the executive signs a general release, then the executive will be entitled to receive his base salary and medical and dental benefits for 18 months following separation from the Company. In addition, the executive will also be entitled to receive the amount of cash incentive compensation that the executive would have otherwise received during the twelve-month period following separation from the Company.

In the event that the executive’s employment with the Company is terminated by the Company other than for cause, or by the executive for good reason, and the termination occurs in connection with a change-in-control of the Company as defined in the 2010 Plan, and the executive signs a general release, then the executive will be entitled to (1) a one-time payment equal to (a) two times the executive’s annual base salary, plus (b) one and a half times the executive’s annual cash incentive compensation at target; (2) medical and dental benefits for 18 months following separation from the Company; and (3) automatic vesting of any unvested outstanding equity awards (at target with respect to performance-based equity awards).

“Cause” under the severance agreements generally includes (1) failure to perform material duties, (2) conviction of a felony, or (3) misconduct in bad faith which could reasonably be expected to result in material harm to the Company. “Good reason” under the amended severance agreements generally includes (1) an adverse change in responsibilities, pay or reporting relationship, (2) relocation outside of the U.S., (3) the failure by the Company to abide by the agreement or (4) failure by any successor to assume the agreement.” Messrs. Dascoli and Keane do not have any other employment type agreements with us.

Each severance agreement includes customary restrictions with respect to the use of our confidential information and provides that all intellectual property developed or conceived by such person while he is employed by us which relates to our business is Company property. Each of Mr. Dascoli and Mr. Keane have also agreed not to (1) solicit any of our employees, (2) interfere with or harm any of our business relationships, or (3) participate (whether as an officer, director, employee, or otherwise) in any competitive business during the term of his employment and the twelve-month period immediately thereafter.

Indemnification Agreements

We are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement, and reimbursement, to the fullest extent permitted under the General Corporation Law of the State of Delaware. Our Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Potential Payments upon Termination and Change in Control

The information below describes and quantifies certain compensation that would have become payable under employment and severance agreements with our NEOs if, as of February 2, 2013, his or her employment with us had been terminated. In April 2013, the Committee approved changes to the severance arrangements of our NEOs, excluding Mr. Weiss. The information below describes and quantifies compensation that would have been payable under the original agreement and that would become payable under the agreements as amended. See “—Employment Related Agreements—Other Employment Agreements Entered Into Prior to the IPO” and“—Employment Related Agreements—Severance Agreements” for more information on the amended employment and severance agreements. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event. Further, the information below does not incorporate changes to base salary, cash incentive compensation, bonus opportunities, and equity awards granted after February 2, 2013.

Ms. Horowitz-Bonadies terminated her employment with the Company prior to the year end, therefore, she is not included in the tables below. See “—Employment Related Agreements—Other Employment Agreements Entered Into Prior To The IPO” for more information about her severance arrangement.

Michael A. Weiss

Component	Voluntary Resignation ($)	Involuntary for Good Reason with Signed Release ($)	Involuntary without Cause following Change in Control ($)	Disability ($)	Retirement ($)
Base Salary	—	1,500,000	1,500,000	1,500,000	—
Bonus	—	1,500,000 (1)	1,500,000 (1)	—	—
Total Cash Severance	—	3,000,000	3,000,000	1,500,000	—
Value of Accelerated Equity	—	—	—	1,878,852 (3)	—
Benefits and Perquisites	—	12,179 (2)	12,179 (2)	10,737 (3)	—

Total Severance	—	3,012,179	3,012,179	3,389,589	—

(1)	This amount includes a guaranteed bonus payment of $1.5 million equal to one year of salary and the Fall 2012 performance-based cash incentive award payout of $0.00.
(2)	Estimates for benefits and perquisites include the continuation of medical and dental for executive and his dependents for one year.
(3)	If Mr. Weiss became permanently and totally disabled on February 2, 2013, he would receive one year of salary continuation from us and nine months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us. The value of accelerated equity is based on the February 1, 2013 closing stock price of $18.50 per share, and assumes the disability date is February 2, 2013 when the number of shares subject to each grant that will vest is the number of shares subject to each grant that would have vested had employment continued through the first vesting date to occur after the disability date.

David G. Kornberg

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)	Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)	Disability ($)	Retirement ($)
Original Employment Agreement
Base Salary	—	700,000	700,000	700,000	—
Bonus	—	224,000 (1)	224,000 (1)	—	—
Total Cash Severance	—	924,000	924,000	700,000	—
Value of Accelerated Equity	—	—	—	593,664 (2)	—
Benefits and Perquisites	—	15,388 (3)	15,388 (3)	12,856 (2)	—

Total Severance	—	939,388	939,388	1,306,520	—
Amended Employment Agreement
Base Salary	—	1,050,000 (4)	—	700,000	—
Bonus	—	224,000 (1)	2,240,000 (5)	—	—
Total Cash Severance	—	1,274,000	2,240,000	700,000	—
Value of Accelerated Equity	—	—	1,781,582 (6)	593,664 (2)	—
Benefits and Perquisites	—	23,081 (3)	23,081 (3)	12,856 (2)	—

Total Severance	—	1,297,081	4,044,663	1,306,520	—

(1)	This amount includes the Fall 2012 performance-based cash incentive award payout of $0.00 and the Spring 2013 performance-based cash incentive award estimated at 100% of target.
(2)	If Mr. Kornberg became permanently and totally disabled on February 2, 2013, he would receive one year of salary continuation from us and nine months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us. The value of accelerated equity is based on the February 1, 2013 closing stock price of $18.50 per share, and assumes the disability date is February 2, 2013 when the number of shares subject to each grant that will vest is the number of shares subject to each grant that would have vested had employment continued through the first vesting date to occur after the disability date.
(3)	Estimates for benefits and perquisites include the continuation of medical and dental for executive and his dependents for one year under the original employment agreement and for 1.5 years under the amended employment agreement.
(4)	Represents 1.5 years of salary continuation.
(5)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short-term incentive cash compensation target.
(6)	The value of accelerated equity is based on the February 1, 2013 closing stock price of $18.50 per share, assumes the termination date is February 2, 2013, and represents the value of all unvested equity as of that date.

Matthew C. Moellering

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)	Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)	Disability ($)	Retirement ($)
Original Employment Agreement
Base Salary	—	700,000	700,000	700,000	—
Bonus	—	238,000 (1)	238,000 (1)	—	—
Total Cash Severance	—	938,000	938,000	700,000	—
Value of Accelerated Equity	—	—	—	545,033 (2)	—
Benefits and Perquisites	—	15,388 (3)	15,388 (3)	12,856 (2)	—

Total Severance	—	953,388	953,388	1,257,889	—
Amended Employment Agreement
Base Salary	—	1,050,000 (4)	—	700,000	—
Bonus	—	238,000 (1)	2,292,500 (5)	—	—
Total Cash Severance	—	1,288,000	2,292,500	700,000	—
Value of Accelerated Equity	—	—	1,517,193 (6)	545,033 (2)	—
Benefits and Perquisites	—	23,081 (3)	23,081 (3)	12,856 (2)	—

Total Severance	—	1,311,081	3,832,774	1,257,889	—

(1)	This amount includes the Fall 2012 performance-based cash incentive award payout of $0.00 and the Spring 2013 performance-based cash incentive award estimated at 100% of target.
(2)	If Mr. Moellering became permanently and totally disabled on February 2, 2013, he would receive one year of salary continuation from us and nine months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us. The value of accelerated equity is based on the February 1, 2013 closing stock price of $18.50 per share, and assumes the disability date is February 2, 2013 when the number of shares subject to each grant that will vest is the number of shares subject to each grant that would have vested had employment continued through the first vesting date to occur after the disability date.
(3)	Estimates for benefits and perquisites include the continuation of medical and dental for executive and his dependents for one year under the original employment agreement and for 1.5 years under the amended employment agreement.
(4)	Represents 1.5 years of salary continuation.
(5)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short-term incentive cash compensation target.
(6)	The value of accelerated equity is based on the February 1, 2013 closing stock price of $18.50 per share, assumes the termination date is February 2, 2013, and represents the value of all unvested equity as of that date.

Michael C. Keane

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)(1)	Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)(1)	Disability ($)	Retirement ($)
Original Severance Agreement
Base Salary	—	500,000	500,000	500,000	—
Bonus	—	—	—	—	—
Total Cash Severance	—	500,000	500,000	500,000	—
Value of Accelerated Equity	—	—	—	231,250 (2)	—
Benefits and Perquisites	—	15,388 (3)	15,388 (3)	12,666 (2)	—

Total Severance	—	515,388	515,388	743,916	—
Amended Severance Agreement
Base Salary	—	750,000 (4)	—	500,000	—
Bonus	—	120,000 (5)	1,450,000 (6)	—	—
Total Cash Severance	—	870,000	1,450,000	500,000	—
Value of Accelerated Equity	—	—	370,000 (7)	231,250 (2)	—
Benefits and Perquisites	—	23,081 (3)	23,081 (3)	12,666 (2)	—

Total Severance	—	893,081	1,843,081	743,916	—

(1)	Mr. Keane’s original severance agreement did not provide for any payments in the event he voluntarily terminated his employment with the Company for good reason.
(2)	If Mr. Keane became permanently and totally disabled on February 2, 2013, he would receive one year of salary continuation from us and nine months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us. The value of accelerated equity is based on the February 1, 2013 closing stock price of $18.50 per share, and assumes the disability date is February 2, 2013 when the number of shares subject to each grant that will vest is the number of shares subject to each grant that would have vested had employment continued through the first vesting date to occur after the disability date.
(3)	Estimates for benefits and perquisites include the continuation of medical and dental for executive and his dependents for one year under the original employment agreement and for 1.5 years under the amended employment agreement.
(4)	Represents 1.5 years of salary continuation.
(5)	This amount includes the Fall 2012 performance-based cash incentive award payout of $0.00 and the Spring 2013 performance-based cash incentive award estimated at 100% of target.
(6)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short-term incentive cash compensation target.
(7)	The value of accelerated equity is based on the February 1, 2013 closing stock price of $18.50 per share, assumes the termination date is February 2, 2013, and represents the value of all unvested equity as of that date.

D. Paul Dascoli

Component	Voluntary Resignation ($)	Involuntary without Cause or Voluntary with Good Reason with Signed Release ($)(1)	Involuntary without Cause or Voluntary with Good Reason following Change in Control with Signed Release ($)(1)	Disability ($)	Retirement ($)
Original Severance Agreement
Base Salary	—	465,000	465,000	465,000	—
Bonus	—	—	—	—	—
Total Cash Severance	—	465,000	465,000	465,000	—
Value of Accelerated Equity	—	—	—	255,781 (2)	—
Benefits and Perquisites	—	15,388 (3)	15,388 (3)	12,632 (2)	—

Total Severance	—	480,388	480,388	733,413	—
Amended Severance Agreement
Base Salary	—	697,500 (4)	—	465,000	—
Bonus	—	93,000 (5)	1,278,750 (6)	—	—
Total Cash Severance	—	790,500	1,278,750	465,000	—
Value of Accelerated Equity	—	—	421,893 (7)	255,781 (2)	—
Benefits and Perquisites	—	23,081 (3)	23,081 (3)	12,632 (2)	—

Total Severance	—	813,581	1,723,724	733,413	—

(1)	Mr. Dascoli’s original severance agreement did not provide for any payments in the event he voluntarily terminated his employment with the Company for good reason.
(2)	If Mr.Dascoli became permanently and totally disabled on February 2, 2013, he would receive one year of salary continuation from us and nine months of benefits continuation. Additional eligible disability compensation would be provided by a third-party insurance company and not paid by us. The value of accelerated equity is based on the February 1, 2013 closing stock price of $18.50 per share, and assumes the disability date is February 2, 2013 when the number of shares subject to each grant that will vest is the number of shares subject to each grant that would have vested had employment continued through the first vesting date to occur after the disability date.
(3)	Estimates for benefits and perquisites include the continuation of medical and dental for executive and his dependents for one year under the original employment agreement and for 1.5 years under the amended employment agreement.
(4)	Represents 1.5 years of salary continuation.
(5)	This amount includes the Fall 2012 performance-based cash incentive award payout of $0.00 and the Spring 2013 performance-based cash incentive award estimated at 100% of target.
(6)	Represents a lump sum payment equal to two times annual base salary and 1.5 times the annual short-term incentive cash compensation target.
(7)	The value of accelerated equity is based on the February 1, 2013 closing stock price of $18.50 per share, assumes the termination date is February 2, 2013, and represents the value of all unvested equity as of that date.

Related Person Transactions

Under our current Related Person Transaction policy, a “Related Person Transaction” is any transaction, arrangement or relationship between us or any of our subsidiaries and a Related Person not including any transactions involving $120,000 or less when aggregated with all similar transactions. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is an executive officer, a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest in such entity.

Since our IPO, any Related Person Transaction must be approved or ratified by a majority of the disinterested directors on the Board or a designated committee thereof consisting solely of disinterested directors in accordance with our Related Person Transaction Policy. In approving any Related Person Transaction, the Board or the committee must determine that the transaction is on terms no less favorable in the aggregate than those generally available to an unaffiliated third-party under similar circumstances.

Transactions with Related Persons, though not classified as Related Person Transactions by our policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules and regulations.

Other than compensation agreements and other arrangements which are described under “Executive Compensation,” and the transactions described below, since January 29, 2012, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, stockholders beneficially owning in excess of 5% of our stock or securities exchangeable for our stock or any member of the immediate family of the foregoing persons had or will have a direct or indirect material interest.

Transactions with Golden Gate Affiliates

Since 2007, affiliates of Golden Gate Private Equity, Inc. (“Golden Gate”) have provided us with services related to our e-commerce business, including warehouse and fulfillment services, pursuant to an e-commerce services agreement. In 2012, we incurred charges in the amount of $42.1 million for these services. In addition, in 2012, we purchased software licenses and consulting and software maintenance services from various affiliates of Golden Gate in the amount of $0.5 million. In 2012, we also provided certain real estate advisory services to an affiliate of Golden Gate and reported income of $0.4 million for these services. Golden Gate, a former controlling stockholder, was a Related Person until May 31, 2012. In 2012, Golden Gate sold its remaining interest in the Company and Josh Olshansky, one of Golden Gate’s managing directors, left the Board and Golden Gate ceased to be a Related Person.

Stock Ownership Information

The following table sets forth information regarding beneficial ownership of our common stock, as of April 8, 2013, for each person who is known by us to own beneficially more than 5% of our common stock, each director, director nominee and named executive officer and all directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 8, 2013 and common stock issuable upon the vesting of restricted stock units within 60 days are deemed to be outstanding and beneficially owned by the person holding the options or restricted stock units, as applicable, for the purposes of computing the percentage ownership of that person and any group of which that person is a member. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on 85,357,423 shares of common stock outstanding for stockholders other than our executive officers and directors. Percentage of beneficial ownership of our executive officers and directors is based on 85,357,423 shares of common stock outstanding plus options currently exercisable or exercisable within 60 days of April 8, 2013 and restricted stock units scheduled to vest within 60 days of April 8, 2013 held by any executive officer or director included in the group for which percentage ownership has been calculated. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Express, Inc., 1 Express Drive, Columbus, Ohio 43230.

Name and Address	Shares Beneficially Owned	Percent of Stock Outstanding
5% Stockholders:
Fidelity (1)	9,314,358	10.9%
Black Rock Inc. (2)	6,092,510	7.1%
Citadel Investment Group II, L.L.C. (3)	4,799,072	5.6%
Named Executive Officers and Directors:
Michael A. Weiss (4)	2,213,439	2.5%
David G. Kornberg (5)	254,131	*
Matthew C. Moellering (6)	322,469	*
Michael C. Keane (7)	7,879	*
D. Paul Dascoli (8)	13,969	*
Michael Archbold	3,667	*
Sona Chawla	—	—
Michael F. Devine, III (9)	11,345	*
Theo Killion (10)	4,175	*
Mylle Mangum (11)	8,785	*
Peter Swinburn	5,500	*
All Current Directors and Executive Officers as a Group (15 persons)	3,932,245	4.6%

(1)	Based solely on a Schedule 13G/A filed with the SEC on February 14, 2013 by FMR LLC (“FMR”) and Edward C. Johnson. Fidelity Management & Research Company (“Fidelity”), a registered investment advisor to various investment companies (“Fidelity Funds”) and a wholly-owned subsidiary of FMR, beneficially owns 7,131,769 shares. Mr. Johnson and FMR, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of 7,131,769 shares owned by the Fidelity Funds. Neither Mr. Johnson nor FMR has the sole power to vote or direct the voting of the shares owned directly by Fidelity Funds. The sole voting power of all shares directly owned by Fidelity Funds resides with the Board of Trustees of such funds. Pyramis Global Advisors, LLC (“PGALLC”), a wholly-owned subsidiary of FMR and a registered investment advisor, beneficially owns 164,210 shares. Mr. Johnson and FMR, through its control of PGALLC, each has sole dispositive power over 164,210 shares and sole voting power over 162,010 shares. Pyramis Global Advisors Trust Company (“PGATC”), a wholly-owned subsidiary of FMR and a registered investment advisor, beneficially owns 1,967,279 shares. Mr. Johnson and FMR, through its control of PGATC, each has sole dispositive power over 1,967,279 shares and sole voting power over 1,749,979 shares. FIL Limited (“FIL”), which is controlled predominantly by members of the family of Mr. Johnson, beneficially owns 51,100 shares. The address for FMR and Mr. Johnson is 82 Devonshire Street, Boston, MA 02109.
(2)	Based on a Schedule 13G filed with the SEC on January 30, 2013. The address for BlackRock Inc. is 40 East 52nd Street, New York, NY 10022.
(3)	Based on a Schedule 13G filed with the SEC on January 24, 2013 and includes shares of common stock that are owned by Surveyor Capital Ltd., a Cayman Islands limited company (“SC”), Citadel Derivatives Trading Ltd., a Cayman Islands limited company (“CDT”), Citadel Global Equities Master Fund Ltd., a Cayman Islands limited company (“CG”), Citadel Quantitative Strategies Master Fund Ltd., a Cayman Islands limited company (“CQ”), certain segregated accounts and Citadel Securities LLC, a Delaware limited liability company (“Citadel Securities”). Citadel Advisors LLC (“Citadel Advisors”) has shared voting and dispositive power for 4,406,223 shares and is the portfolio manager for SC, CDT, CG, and the investment manager for certain segregated accounts. Each of Citadel Investment Group II, L.L.C. (“CIG-II”) and Mr. Kenneth Griffin has shared and dispositive power for 4,799,072 shares. Citadel Advisors Holdings LP (“CAH”) has shared and dispositive power for 4,728,872 shares. Citadel Advisors is the portfolio manager for SC, CDT and CG, and the investment manager for certain segregated accounts. Citadel Advisors II LLC, a Delaware limited liability company (“CA-II”), is the portfolio manager of CQ. CAH is the managing member of Citadel Advisors and CA-II. Citadel Holdings I LP, a Delaware limited partnership (“CH-I”), is the non-member manager of Citadel Securities. CIG-II is the general partner of CH-I and CAH. Mr. Griffin is the President and Chief Executive Officer of, and owns a controlling interest in, CIG-II. The address for each of the entities and Mr. Griffin is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.
(4)	Includes (a) 602,962 shares owned by the Declaration of Trust of Michael A. Weiss dated December 22, 1998, as amended, (b) 339,686 shares owned by the Michael A. Weiss Trust Agreement Gamma #3, (c) 550,000 shares owned by the Michael A. Weiss Trust Agreement Gamma #4, (d) 7 shares owned by the Declaration of Trust of Arlene Weiss dated December 22, 1998, as amended, (e) 602,900 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 8, 2013, and (f) 1,492 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 8, 2013.
(5)	Includes (a) 54,315 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 8, 2013, (b) 298 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 8, 2013, and (c) 13,932 shares of unvested restricted stock.
(6)	Includes (a) 77,705 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 8, 2013, (b) 358 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 8, 2013, and (c) 24,878 shares of unvested restricted stock.
(7)	Includes 6,250 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 8, 2013.
(8)	Includes (a) 7,482 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 8, 2013, and (b) 3,979 shares of unvested restricted stock.
(9)	Includes (a) 7,500 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 8, 2013 and (b) 60 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 8, 2013.
(10)	Includes 4,175 shares of common stock issuable upon the vesting of restricted stock units that will vest within 60 days of April 8, 2013.
(11)	Includes 5,000 shares of common stock issuable upon the exercise of stock options that are currently exercisable or exercisable within 60 days of April 8, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain of our officers and beneficial owners of more than ten percent of Express stock to file with the SEC reports of their initial ownership and changes in their ownership of Express stock and other equity securities. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2012, except that, due to the Company’s administrative error, the withholding of 862 shares of restricted stock by Mr. Dascoli to satisfy tax obligations on October 17, 2012 was not reported in a timely manner.

Audit Committee

Audit Committee Report

The Audit Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. PricewaterhouseCoopers LLP, acting as independent auditor, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2012 with management.

2.	The Audit Committee has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended February 2, 2013 for filing with the SEC.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Messrs. Archbold and Devine and Ms. Mangum are audit committee financial experts under SEC rules and have accounting or related financial management expertise.

Audit Committee

Michael F. Devine, III, Chair

Michael Archbold

Mylle H. Mangum

Principal Accountant Fees and Services

The following table sets forth the aggregate fees billed to us by PricewaterhouseCoopers LLP, our independent auditor (“PwC”), in 2012 and 2011:

Services Rendered	Fees
	2012	2011
Audit Fees(1)	$931,171	$1,181,126
Audit-Related Fees(2)	$77,639	$187,154
Tax Fees(3)	$—	$9,459
All Other Fees	$—	$—
Total	$1,008,810	$1,377,739

(1)	Audit Fees for 2012 represent fees for professional services rendered by PwC in connection with the audit of our annual consolidated financial statements. Audit Fees for 2011 represent fees for professional services rendered by PwC in connection with the audit of our annual consolidated financial statements, and comfort letters and consents in connection with secondary offerings of common stock by certain selling stockholders in March 2011 and December 2011.
(2)	Audit-Related Fees for 2012 represent fees for consultation concerning complex financial accounting and reporting standards and system implementations. Audit-Related Fees for 2011 represent fees relating to Sarbanes-Oxley 404 readiness.
(3)	Tax Fees for 2011 represent fees relating to tax consulting services primarily associated with our reorganization and conversion to a corporation in connection with our IPO.

We have a policy that requires the Audit Committee to pre-approve all audit and non-audit services to be provided by our independent auditor and to consider whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor in deciding whether to approve non-audit services. All services performed by our independent registered public accounting firm in 2012 and 2011 were pre-approved in accordance with the policy and the Audit Committee concluded that the provision of non-audit services is compatible with maintaining the independence of our independent auditor.

Advisory Vote to Approve Executive Compensation (Say-on-Pay)

(Proposal No. 2)

We are seeking an advisory (non-binding) vote from our stockholders to approve the compensation of our named executive officers for 2012 as disclosed in this proxy statement. At our 2011 annual meeting, our stockholders voted to hold an advisory vote on our executive compensation program once every three years. As such, no say-on-pay vote was conducted at our 2012 annual meeting. Based on evolving stockholder preferences and stockholder feedback gathered since our 2011 annual meeting, the Committee and Board believe that more of our stockholders now prefer to have an opportunity to express their views on the Company’s executive compensation program through an annual say-on-pay vote. Accordingly, the Board, upon recommendation by the Committee, is giving stockholders an opportunity to cast an advisory vote on executive compensation at this Annual Meeting.

The core objectives that serve as the foundation for our executive compensation program are:

•

Pay for Performance. Our compensation programs tie pay to performance. A meaningful portion of our executives’ compensation is incentive based and contingent upon Company financial performance and appreciation in our common stock price.

•

Pay Competitively. We are committed to providing an executive compensation program designed to attract, motivate, reward, and retain executive officers with the skills necessary to successfully lead and manage our business.

•	Pay Responsibly. Our compensation program is designed to align the interests of our executive officers with our stockholders and to discourage excessive risk-taking.

In deciding how to vote on this proposal, we urge our stockholders to read the “Compensation Discussion and Analysis” beginning on page 23 of this proxy statement, which describes in more detail our compensation objectives and elements of our executive compensation program, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 46 through 52, which provide detailed information on the compensation of our named executive officers.

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers for 2012 as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, notes, and narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation program for our named executive officers described in this proxy statement.

A meaningful portion of our named executive officers’ pay opportunity is variable (delivered through the combination of annual and long-term incentive awards) where the value is linked to share price appreciation and achievement of Company financial performance targets. We believe that the actual incentive compensation realized by our named executive officers for 2012 reflects our strong commitment to paying for performance.

Although this vote is non-binding, the Board and the Committee value the opinions of our stockholders and will consider the outcome of the vote when making future decisions concerning executive compensation. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board of Directors at any time throughout the year. Please refer to “Communications with the Board” on page 18 of this proxy statement for information about communicating with the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Advisory Vote to Determine the Frequency of Future Advisory Votes on Executive Compensation (Proposal No. 3)

We are seeking an advisory (non-binding) vote from our stockholders to determine the frequency of future advisory votes on the compensation of our named executive officers (say-on-pay).

At our 2011 annual meeting, our stockholders voted to hold an advisory vote on our executive compensation program once every three years. As such, no say-on-pay vote was conducted at our 2012 annual meeting. Based on evolving stockholder preferences and stockholder feedback gathered since our 2011 annual meeting, the Committee and Board believe that more of our stockholders now prefer to have an opportunity to express their views on the Company’s executive compensation program through an annual say-on-pay vote.

In addition, the Committee and the Board believe annual advisory votes will allow the Board to obtain information on stockholders’ views of the compensation of our NEOs on a more consistent basis, and will provide our Board and Committee with more frequent input from stockholders on our compensation program.

Accordingly, we are giving stockholders an opportunity to cast an advisory vote to determine the frequency of future advisory votes on executive compensation. This vote would normally not be required for another four years. When voting on this proposal, stockholders may indicate whether they would prefer an advisory vote every one, two or three years (or you may abstain).

For the reasons stated above, the Board and Committee believe that holding an advisory vote on executive compensation every year is the most appropriate policy for our stockholders and the Company at this time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF “1 YEAR” FOR FUTURE ADVISORY VOTES.

Approval of an Amendment to the Company’s Certificate of Incorporation to Remove the Requirement of Plurality Voting for Directors (Proposal No. 4)

The Board is proposing, for approval by stockholders, an amendment to the Company’s Certificate of Incorporation to remove the requirement that directors be elected by a plurality vote in order to facilitate the adoption of majority voting in uncontested director elections. The amendment consists of deleting Section 4 of ARTICLE SEVEN of the Certificate of Incorporation in its entirety and inserting new language. The text of the revised Section 4, and the proposed deletion indicated by strike-out, are attached to this proxy statement as Appendix B. If approved, the amendment will become effective upon filing of a certificate of amendment with the Delaware Secretary of State, which is expected to occur promptly following the Annual Meeting.

The Committee and Board have carefully considered the advantages and disadvantages of electing directors by a majority vote standard and have determined that it is appropriate to implement majority voting for uncontested director elections through amendments to our Certificate of Incorporation, Bylaws and Corporate Governance Guidelines.

Currently, Section 4 of ARTICLE SEVEN of our Certificate of Incorporation sets forth the voting standard applicable to the election of directors. It requires that directors be elected by a plurality vote. In plurality voting, the nominees for available directorships who receive the highest number of affirmative votes cast are elected, whether or not such “for” votes constitute a majority of all votes (including those withheld). Conversely, under a majority voting standard, a director nominee is only elected if the number of votes cast “for” the nominee’s election is greater than the number of votes cast “against” that director nominee. Abstentions are not considered votes cast “for” or “against” the nominee. Under such a system, a director nominee in a contested election (one in which the number of director nominees exceeds the number of directors to be elected) would continue to be elected by a plurality of the votes cast.

The Board has approved an amendment to Section 8(b) of the Company’s Bylaws, which would only become effective upon the effectiveness of this amendment to the Certificate of Incorporation. The Bylaw amendment provides for a majority vote standard in uncontested director elections, while retaining a plurality vote standard in the event of a contested election. If the proposed amendment to the Certificate of Incorporation becomes effective, the Bylaw amendment would apply to the election of directors at the Company’s 2014 annual meeting of stockholders. The Board will also amend our Corporate Governance Guidelines to adopt a director resignation policy, to become effective upon the effectiveness of this amendment to the Certificate of Incorporation and the amendment of the Bylaws.

If stockholders do not approve the amendment of our Certificate of Incorporation to remove the requirement for a plurality vote, the amendments to the Bylaws discussed above will not be implemented.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO REMOVE THE REQUIREMENT OF PLURALITY VOTING FOR DIRECTORS.

Ratification of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm (Proposal No. 5)

The Audit Committee has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to serve as our independent auditor for 2013. PricewaterhouseCoopers LLP has served in this capacity in 2011 and 2012. As a matter of good corporate governance, the Audit Committee submits its selection of our independent auditor to our stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of an independent auditor in light of that result. Even if the stockholders ratify the selection, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during fiscal 2013 if it determines that such a change would be in the best interests of the Company and our stockholders.

Additional information concerning the Audit Committee and its activities with PricewaterhouseCoopers LLP is presented in the Audit Committee Report on page 65. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Other Matters

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.

Additional Information

Proxy Solicitation Expenses

We will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. We have retained Alliance Advisors, LLC to act as a proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay Alliance Advisors $7,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. Officers and regular employees of Express may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means.

Stockholder Proposals for Inclusion in the 2014 Annual Meeting Proxy Statement

Stockholders interested in submitting a proposal for inclusion in the proxy materials for the 2014 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, stockholder proposals must be submitted in writing to the Corporate Secretary of Express, Inc. at 1 Express Drive, Columbus, OH 43230 and must be received no later than January 2, 2014 unless the date of our 2014 annual meeting is changed by more than 30 days from June 6, 2014, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

Other Stockholder Proposals

The Company’s Bylaws require that any stockholders who intend to present an item of business, including nominees for candidates for election as directors, at the 2014 annual meeting (other than a stockholder proposal submitted for inclusion in our 2014 proxy statement) must provide notice of such business to the Corporate Secretary of Express, Inc. at 1 Express Drive, Columbus, OH 43230 between Thursday, February 6, 2014 and the close of business on Saturday, March 8, 2014. The notice must contain the information required by the Bylaws, which are posted on our website.

Electronic Delivery

Instead of receiving paper copies of our annual report and proxy statement in the mail, registered stockholders can elect to receive these communications electronically. For additional information and to elect this option, please access www.computershare.com/us/ecomms.

Many brokers and banks also offer electronic delivery of proxy materials to their clients. If you are a beneficial stockholder, you may contact your broker or bank to find out whether this service is available to you. If your broker or bank uses Broadridge Investor Communications Services, you can elect to receive future proxy materials electronically at www.investordelivery.com.

Delivery of Proxy Materials to Households

We have adopted a procedure called “householding,” which has been approved by the SEC. Accordingly, we will deliver only one copy of this Proxy Statement and one copy of our 2012 Annual

Report to multiple registered stockholders who share an address unless we have received contrary instructions from one or more of the stockholders. Stockholders who share an address will continue to receive separate proxy cards. If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A number of brokerage firms have instituted householding. If you hold your shares through a broker, bank or other holder of record, please contact your broker, bank or other holder of record to request information about householding.

Incorporation by Reference

Neither the Compensation and Governance Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Availability of SEC Filings, Code of Conduct and Committee Charters

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments and exhibits to those reports filed with the SEC, and our Code of Conduct, and the charters of the Audit and the Compensation and Governance Committees, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through the investor relations section of our website, at www.express.com/investor, or may be requested in print, at no cost, by telephone at 1-888-423-2421, by email at IR@express.com or by mail at Express, Inc., 1 Express Drive, Columbus, OH 43230, Attention: Investor Relations.

Appendix A

Information About Non-GAAP Financial Measures

Adjusted earnings per diluted share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Beginning in 2012, certain grants of restricted stock awards and restricted stock units have time and performance-based vesting features which vest in part based on adjusted earnings per diluted share. We believe that this non-GAAP measure provides meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted earnings per diluted share is an important indicator of our operations because it excludes items that may not be indicative of, or are unrelated to, our core operating results, and provides a baseline for analyzing trends in our underlying business. Because non-GAAP financial measures are not standardized, it may not be possible to compare our measure of adjusted earnings per diluted share with other companies’ non-GAAP financial measures having the same or similar names. Adjusted earnings per diluted share should not be considered in isolation or as a substitute for reported earnings per diluted share. Adjusted earnings per diluted share reflects an additional way of viewing our operations that, when viewed with our GAAP results and the below reconciliations to the most directly comparable GAAP financial measure, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements included in our Annual Report and not to rely on any single financial measure.

The following table presents Adjusted Net Income and Adjusted Earnings Per Diluted Share for 2011 and 2012:

	2012	2011
	(in thousands)
Adjusted Net Income	$139,267	*$	147,126
Adjusted Earnings Per Diluted Share	$1.60	*$	1.66

* No adjustments were made to net income or earnings per diluted share for 2012.

A reconciliation of adjusted earnings per diluted share to the most directly comparable financial measure calculated in accordance with GAAP, earnings per diluted share, is shown in the table below for 2011.

	2011

(in thousands, except per share amounts)	Net Income	Earnings per Diluted Share	Weighted Average Diluted Shares Outstanding

Reported GAAP Measure	$140,697	$1.58	88,896
Transaction Costs (a) *	614	0.01
Interest Expense (b) *	5,815	0.07
Adjusted Non-GAAP Measure	$147,126	$1.66

(a)	Includes transaction costs related to the secondary offerings of our common stock completed in April 2011 and December 2011.

(b)	Includes premium paid and accelerated amortization of debt issuance costs and debt discount related to the repurchases of $49.2 million of Senior Notes, the amendment of our $200 million Revolving Credit Facility, and the prepayment of the $125 million Term Loan outstanding balance.

* Items were tax affected at our statutory rate of approximately 39% for 2011.

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Appendix B

Proposed Amendment to the Certificate of Incorporation of Express, Inc.

The text below is the portion of the Company’s Certificate of Incorporation proposed to be amended by Proposal No. 4. The proposed deletion is indicated by strike-out. The proposed addition is indicated by bold and underline.

SECTION 4 OF ARTICLE SEVEN OF THE CERTIFICATE OF INCORPORATION:

Section 4. Election and Term of Office. ~~The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided that, whenever the holders of any class or series of capital stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of this Certificate of Incorporation (including, but not limited to, any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series present in person or represented by proxy at the meeting and entitled to vote in the election of such directors~~ The directors shall be elected in the manner provided for in the Bylaws of the Corporation. ~~The term of office of the initial Class I directors shall be elected expire at the first annual meeting of stockholders after the Initial Public Offering, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the Initial Public Offering and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the Initial Public Offering. For the purposes hereof, the Board of Directors may assign directors already in office to the initial Class I, Class II and Class III at the time of the Initial Public Offering .~~ The directors shall be elected and shall hold office only in this manner, except as provided in Section 5 of this ARTICLE SEVEN. At each annual meeting of stockholders after the Initial Public Offering, directors elected to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. ~~Prior to the Initial Public Offering, each director shall hold office until such director’s successor is duly elected and qualified or until his or her earlier death, resignation or removal. After the Initial Public Offering,~~ Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Nothing in this Certificate shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

B-1

Driving Directions to Annual Meeting

Directions to Express, Inc. corporate headquarters located at 1 Express Drive, Columbus, Ohio 43230:

From the North

Take Interstate 71 to 270 South. Take 270 South for approximately 5.4 miles to the Morse Road exit (#32). Turn left at the end of exit ramp onto Morse Road. Pass under the interstate. Make your first right onto Express Drive through Gate 1 and follow signs.

From the South

Take Interstate 71 to 670 East to 270 North. Take 270 North for approximately 3 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

From the East

Take Interstate 70 West to 270 North. Follow 270 North approximately 6 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

From the West

Take Interstate 70 East to 71 North. Follow 71 North for approximately .8 miles to 670 East. Take 670 East to 270 North. Take 270 North for approximately 3 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

From Port Columbus Airport

Take Airport Road out of Port Columbus to 670 East. Take 670 East to 270 North. Take 270 North for approximately 3 miles to the Morse Road exit (#32). At the end of the exit ramp, turn right onto Morse Road and make your first right onto Express Drive through Gate 1 and follow signs.

EXPRESS, INC. 1 EXPRESS DRIVE COLUMBUS, OH 43230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote		All	All	Except
FOR the following:		☐	☐	☐
1. Election of Directors
Nominees
01 Sona Chawla 02 Theo Killion 03 Michael Weiss
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2. Advisory vote to approve executive compensation (say-on-pay).		☐	☐	☐	NOTE: Also includes authorization of the named proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
3. Advisory vote to determine the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
4. Approval of an amendment to the Certificate of Incorporation of Express, Inc. to remove the requirement of plurality voting for directors.		☐	☐	☐
5. Ratification of PricewaterhouseCoopers LLP as Express, Inc.’s independent registered public accounting firm.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

0000177069_1    R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

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EXPRESS, INC. Annual Meeting of Stockholders June 6, 2013 8:30 a.m. EDT This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Michael Weiss and Lacey J. Bundy, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Express, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. EDT on June 6, 2013, at the Express, Inc. corporate headquarters located at 1 Express Drive, Columbus, Ohio, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side

0000177069_2    R1.0.0.51160